UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KINDRED HEALTHCARE, INC.

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KINDRED HEALTHCARE, INC.

April 1, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Kindred Healthcare, Inc., to be held at 10:00 a.m. (EDT) on Tuesday, May 18, 2010, at Kindred’s principal office at 680 South Fourth Street, Louisville, Kentucky 40202-2412.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please give all of the information contained in the Proxy Statement your careful attention.

In accordance with rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. If you wish to receive a printed copy of our proxy materials for the 2010 Annual Meeting, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to vote by submitting your proxy over the Internet, by telephone or by mail. Please refer to the Notice of Internet Availability of Proxy Materials for more detailed voting instructions. If you attend the meeting, you will, of course, have the right to vote in person.

I look forward to greeting you personally, and on behalf of our Board of Directors and management, I would like to express our appreciation for your interest in Kindred.

Sincerely,

Paul J. Diaz

President and Chief Executive Officer

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202-2412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2010

To the Shareholders of Kindred Healthcare, Inc.:

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 10:00 a.m. (EDT) on Tuesday, May 18, 2010, at Kindred’s principal office at 680 South Fourth Street, Louisville, Kentucky 40202-2412 for the following purposes:

(1)	To elect a board of ten directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2010;

(3)	To consider and act upon a shareholder proposal described in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and

(4)	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 23, 2010 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

April 1, 2010

Paul J. Diaz

President and Chief Executive Officer

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2010

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of Kindred Healthcare, Inc. (“Kindred” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m. (EDT) on May 18, 2010, at the Company’s principal office at 680 South Fourth Street, Louisville, Kentucky 40202-2412, and at any adjournment or postponement thereof. Only shareholders of record on the books of the Company at the close of business on March 23, 2010 will be entitled to notice of, and to vote at, the Annual Meeting. This proxy statement is dated April 1, 2010 and was first made available to shareholders on or about April 5, 2010.

Proxies are solicited by the Board of Directors in order to provide each shareholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not he or she attends the Annual Meeting in person. When your proxy is properly executed, the shares represented by the corresponding proxy card will be voted in accordance with your directions. If your proxy does not specify a choice, the shares will be voted as recommended by the Board of Directors.

The cost of preparing, assembling, posting and mailing the Notice of Internet Availability of Proxy Materials (including the notice of Annual Meeting), proxy statement and proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person, by telephone or other electronic means. Furthermore, the Company has retained Georgeson Inc., a proxy solicitation firm, to solicit proxies from brokers, banks and institutional holders by telephone or mail. The Company does not anticipate the fees paid to Georgeson, exclusive of reimbursement of costs, will exceed $25,000. Kindred will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s common stock.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials over the Internet. Accordingly, on or about April 5, 2010, the Company is mailing to its record and beneficial shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the Company’s proxy materials by mail unless you request one. If you wish to receive a printed copy of the Company’s proxy materials for the 2010 Annual Meeting, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

Revocability of Proxy

Executing and returning your proxy will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may vote by ballot at the Annual Meeting, thereby effectively canceling any proxies previously given. In addition, a shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

Voting Rights and Outstanding Shares

Each share of common stock, $0.25 par value (“Common Stock”), of the Company outstanding at the close of business on March 23, 2010 is entitled to one vote at the Annual Meeting. As of March 23, 2010, there were 39,493,971 shares of Common Stock outstanding.

The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting. The Company’s bylaws provide for majority voting for directors in uncontested elections. As such, each director-nominee listed in this proxy statement will be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. As set forth in the Company’s Corporate Governance Guidelines, the Board of Directors of the Company expects a director to tender his or her resignation for consideration by the Board if he or she fails to receive the requisite number of votes for re-election.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be necessary (1) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010, (2) to approve the shareholder proposal described in this proxy statement as Proposal 3, and (3) to approve any other matters that may properly come before the Annual Meeting for shareholder consideration.

Under rules of the New York Stock Exchange (“NYSE”), matters subject to shareholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Abstentions and Broker Non-Votes are counted in determining whether a quorum is present. In the election of directors, which is a non-routine matter, abstentions or Broker Non-Votes for a director-nominee will have no effect. The ratification of the appointment of the independent registered public accounting firm is a routine matter, and the shareholder proposal is a non-routine matter. Abstentions will be counted as shares present and entitled to vote on both such proposals in determining whether they have received the requisite number of favorable votes, and Broker Non-Votes in connection with the shareholder proposal will not be counted as shares present and entitled to vote on that proposal. Thus, abstentions will have the same effect as votes against both of these proposals, and Broker Non-Votes will have no effect in determining whether the shareholder proposal has been approved. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present.

PROPOSAL 1.    PROPOSAL TO ELECT DIRECTORS

The Board of Directors currently consists of ten persons. The Board of Directors has nominated the ten persons listed below to be elected as directors at the Annual Meeting. Each director elected at the Annual Meeting will serve, subject to the provisions of the Company’s bylaws, until the next annual meeting of shareholders or until his or her successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees For Director

EDWARD L. KUNTZ (64) has served as Chairman of the Board of Directors since May 2009. He served as the Executive Chairman of the Board of Directors of the Company from January 2004 to May 2009 and as the Company’s Chairman of the Board and Chief Executive Officer from January 1999 to December 31, 2003. He served as President of the Company from November 1998 until January 2002. He also served as Chief Operating Officer and a director of the Company from November 1998 to January 1999. Mr. Kuntz is a director of Rotech

Healthcare, Inc. (OTC BB: ROHI), a provider of home medical equipment and related products and services. Mr. Kuntz served as a director of PharMerica Corporation (NYSE: PMC), a leading institutional pharmacy services company serving healthcare facilities in the United States, from July 2007 to July 2008. Mr. Kuntz has served as Chief Executive Officer of two publicly traded post-acute healthcare companies. His extensive experience with post-acute care, as well as his familiarity and length of service with the Company, position him well to serve as Chairman of the Board of Directors. (1)

JOEL ACKERMAN (44) has served as a director of the Company since December 2008. Mr. Ackerman is currently a Senior Portfolio Fellow with the Acumen Fund, a non-profit global venture fund that uses entrepreneurial approaches to solve the problems of poverty. Previously, Mr. Ackerman served as Managing Director and head of the Health Services Group at Warburg Pincus LLC, a global private equity firm, from January 1998 to September 2008. Mr. Ackerman is a director of Coventry Health Care, Inc. (NYSE: CVH), a national managed healthcare company, where he chairs the Nominating and Corporate Governance Committee. He served as a director of Medical Staffing Network Holdings, Inc. (Other-OTC: MSNW), a leading diversified temporary healthcare staffing company, from October 2001 to June 2009. In his role with Warburg Pincus, Mr. Ackerman gained extensive experience with strategic planning, mergers and acquisitions and capital markets in the healthcare services sector. While at Warburg Pincus, he served as an advisor to senior executives of more than 15 healthcare services companies and reviewed over 500 healthcare services opportunities. His experience at Warburg Pincus and his service on the boards of other healthcare related companies serve him well in advising the Company on strategic matters. (1)(2)(3)

ANN C. BERZIN (57) has served as a director of the Company since November 2006. Ms. Berzin served from 1992 to 2001 as Chair and Chief Executive Officer of Financial Guaranty Insurance Company, then a subsidiary of General Electric Capital Corporation. Ms. Berzin is a director of Ingersoll-Rand plc (NYSE: IR), a worldwide climate control, industrial solutions, infrastructure development and security products company, where she serves on the Audit Committee. Ms. Berzin is also a director of Constellation Energy Group, Inc. (NYSE: CEG), the largest wholesale power seller and competitive supplier of electricity to large commercial and industrial customers in the United States, where she serves on the Audit Committee. Ms. Berzin’s role as Chief Executive Officer with Financial Guaranty Insurance Company, then a subsidiary of General Electric Capital Corporation, provided her with valuable experience in operating large organizations as well as successfully implementing growth strategies. This experience, along with her service on the boards of other large, publicly held corporations, allows her to provide valuable insights on operations, corporate strategy and best management practices. (2)(3)

JONATHAN D. BLUM (51) has served as a director of the Company since December 2008. Mr. Blum has served as the Senior Vice President–Public Affairs for Yum! Brands, Inc. (NYSE: YUM), the world’s largest restaurant company with approximately 1.4 million employees, since 1997. Mr. Blum has gained extensive experience in government and public affairs, corporate brand development and management and corporate communications. As a result of his role at YUM! Brands, Mr. Blum provides valuable insights into public relations matters, corporate compliance and best management practices of multi-site operators with large employee-based operations. (4)(5)

THOMAS P. COOPER, M.D. (65) has served as a director of the Company since May 2003. Dr. Cooper is the founder and Chairman of Vericare Management, Inc., a provider of mental health services to patients in long-term care facilities, since 1991. Dr. Cooper also is an adjunct professor at the Columbia University School of Business. Dr. Cooper is a director of Hanger Orthopedic Group, Inc. (NYSE: HGR), the largest operator of orthotic and prosthetic patient care centers in the United States, where he serves as the lead independent director and as a member of the Executive Compensation Committee. Dr. Cooper is also a director of IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading provider of hospitalist services in the United States, where he chairs the Quality Committee and serves on the Compensation Committee. Dr. Cooper has substantial experience in healthcare from his roles as a practicing physician as well as an entrepreneur in several healthcare ventures. He has held senior management positions in companies that provide mental health services, nurse triage services and physician services. Dr. Cooper brings a unique perspective on physician matters, quality of care issues and the business of healthcare. (1)(4)(5)

PAUL J. DIAZ (48) has served as a director of the Company since May 2002, as Chief Executive Officer of the Company since January 1, 2004 and as President of the Company since January 2002. He served as the Chief Operating Officer of the Company from January 2002 to December 31, 2003. Mr. Diaz is a director of DaVita, Inc. (NYSE: DVA), a provider of dialysis services for patients suffering from chronic kidney failure. Mr. Diaz served as a director of PharMerica Corporation (NYSE: PMC), a leading institutional pharmacy services company serving healthcare facilities in the United States, from July 2007 to July 2008. Mr. Diaz has served in various executive capacities with other long-term healthcare providers in operational, financial and legal positions. As the sole management representative on the Board, Mr. Diaz provides an unique perspective regarding the business and strategic direction of the Company and has experience in all aspects of the Company’s business. (1)

ISAAC KAUFMAN (62) has served as a director of the Company since April 2001. Since September 1998, Mr. Kaufman has served as the Senior Vice President and Chief Financial Officer of Advanced Medical Management, Inc., a manager of medical practices and an outpatient surgical center. Mr. Kaufman is a director of TransWorld Entertainment Corporation (NASDAQ: TWMC), a leading specialty retailer of music and video products, where he chairs the Audit Committee and serves on the Compensation Committee and the Nominating and Governance Committee. Mr. Kaufman is also a director of Hanger Orthopedic Group, Inc. (NYSE: HGR), the largest operator of orthotic and prosthetic patient care centers in the United States, where he chairs the Audit Committee and serves on the Corporate Governance and Nominating Committee. Mr. Kaufman has served in senior financial roles with healthcare companies and is a certified public accountant. In these roles, he has gained significant experience in financial and accounting matters, Sarbanes-Oxley compliance as well as corporate governance issues. He also has substantial experience with over 40 years of cumulative service on public company boards and currently chairs the two aforementioned audit committees. (2)(3)

FREDERICK J. KLEISNER (65) has served as a director of the Company since March 2009. Mr. Kleisner has served as Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ: MHGC), a hospitality company that owns, operates, acquires, develops and redevelops boutique hotels in the United States and Europe, since September 2007, and as a director since February 2006. Since April 2008, Mr. Kleisner has served as a Director and Trustee of Innkeepers USA Trust (Other-OTC: INKPP), a subsidiary of Apollo Investment Corporation (NASDAQ: AINV). Since October 2007, Mr. Kleisner has served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company. From January 2006 to September 2007, Mr. Kleisner served as the Chairman and Chief Executive Officer of Rex Advisors, LLC, a hotel advisory firm. From 1999 to 2006, Mr. Kleisner was the Chairman of the Board of Directors, President and Chief Executive Officer of Wyndham International, Inc., a global hospitality company that operates and develops hotels and vacation ownership resorts. Mr. Kleisner has substantial management experience in operating multi-site locations in the hospitality industry. His current Chief Executive Officer position along with his experience at other hotel operators has provided him with strong operating, market repositioning and financial management experience. (2)(5)

EDDY J. ROGERS, JR. (69) has served as a director of the Company since August 2003. Mr. Rogers has been a partner with the law firm of Andrews Kurth LLP since October 2001. During his over 40 years of legal practice, Mr. Rogers has focused his practice on venture capital, mergers and acquisitions, executive compensation, restructurings and general corporate matters, and has represented several clients in the healthcare industry. In addition, Mr. Rogers has previously served on the board of directors of other healthcare companies. His legal and business background permits him to provide perspectives on the Company’s compliance profile and important elements of the Company’s strategy, notably acquisitions. (3)(4)

PHYLLIS R. YALE (52) has served as a director of the Company since January 1, 2010. Ms. Yale has been a partner with Bain & Company, Inc., a global management consulting firm, since 1987. Ms. Yale served as a director of Pediatric Services of America, Inc., a comprehensive pediatric home healthcare services provider, from February 2006 to April 2007, and as a director of NeighborCare, Inc., a national institutional pharmacy provider, from October 2003 to July 2005. In her role at Bain, Ms. Yale has obtained a deep knowledge base in several segments of the healthcare industry. Her experience includes advising healthcare clients on corporate strategies, marketing, cost and quality management as well as mergers and acquisitions. (1)(4)(5)

(1)	Member of the Strategic Development Committee, of which Mr. Diaz is Chair.
(2)	Member of the Audit Committee, of which Mr. Kaufman is Chair.
(3)	Member of the Nominating and Governance Committee, of which Ms. Berzin is Chair.
(4)	Member of the Executive Compensation Committee, of which Mr. Rogers is Chair.
(5)	Member of the Compliance and Quality Committee, of which Dr. Cooper is Chair.

From 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc. (“Mariner Health”), a long-term healthcare provider, most recently as Executive Vice President and Chief Operating Officer. On July 31, 1998, Paragon Health Network, Inc., the predecessor to Mariner Post-Acute Networks, Inc. (“Mariner Post-Acute”) acquired Mariner Health. Mariner Post-Acute and substantially all of its subsidiaries, including Mariner Health, filed voluntary petitions under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on January 18, 2000.

As a result of decreased Medicare and Medicaid reimbursement rates introduced by the Balanced Budget Act of 1997 and other issues, the Company was unable to meet its then existing financial obligations, including rent payable to the Company’s largest landlord, Ventas, Inc., and debt service obligations under its then existing indebtedness. Accordingly, on September 13, 1999, the Company filed voluntary petitions for protection under the federal Bankruptcy Code. On March 1, 2001, the Bankruptcy Court approved the Company’s Fourth Amended Joint Plan of Reorganization. From the date of the bankruptcy filing until it emerged from bankruptcy on April 20, 2001, the Company operated its businesses as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Mr. Kuntz served as Chairman of the Board, President and Chief Executive Officer at the time of the Company’s bankruptcy filing.

The information contained in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors’ ages are given as of January 1, 2010.

SHARES OF COMMON STOCK OF THE COMPANY REPRESENTED BY PROXIES EXECUTED AND RETURNED PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors has determined that the following eight directors are independent, as defined under the listing standards of the NYSE: Mr. Joel Ackerman, Ms. Ann C. Berzin, Mr. Jonathan D. Blum, Thomas P. Cooper, M.D., Mr. Isaac Kaufman, Mr. Frederick J. Kleisner, Mr. Eddy J. Rogers, Jr. and Ms. Phyllis R. Yale. The independent directors have regularly scheduled meetings at which members of management are not present. The Company’s lead independent director presides as chair of these meetings. Mr. John H. Klein served as the Company’s lead independent director until his resignation from the Board of Directors on May 20, 2009. Thomas P. Cooper, M.D. was appointed as the Company’s lead independent director effective May 20, 2009. Mr. Garry N. Garrison also served as an independent director until his resignation from the Board of Directors on May 20, 2009.

The Board’s independence determination for each director was based upon a review in which each director’s independence was evaluated on a case-by-case basis. In performing the independence evaluations, the Board considers any matters that could affect the ability of each outside director to exercise independent judgment in discharging his or her responsibilities as a director, including all transactions and relationships between each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and the Company, its subsidiaries and its management. Any such matters are evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. In addition, the Board also considers any other transactions, relationships or arrangements that could affect director independence.

In 2009, the Board reviewed relationships between the Company and other entities for which a director of the Company serves as a director. This review included analysis of ordinary course business transactions between the Company and (1) Coventry Health Care, Inc. for which Mr. Ackerman serves as a non-employee director, (2) Medical Staffing Network Holdings, Inc., for which Mr. Ackerman served as a non-employee director until June 2009, (3) Constellation Energy Group, Inc. for which Ms. Berzin serves as a non-employee director, (4) Hanger Orthopedic Group, Inc. for which Dr. Cooper and Mr. Kaufman serve as non-employee directors, and (5) IPC The Hospitalist Company, Inc. for which Dr. Cooper serves as a non-employee director.

Prior to Ms. Yale joining the Board effective January 1, 2010, the Board reviewed the relationship between the Company and Bain & Company, Inc., a global management consulting firm for which Ms. Yale has been a partner since 1987. The Company engaged Bain on several projects during and prior to 2008, mostly related to strategic planning. Bain has not provided any services to the Company since 2008. Ms. Yale’s compensation from Bain is not contingent upon fees generated from the Company.

In this review, the Board identified no transactions, relationships or arrangements in which a director of the Company had or will have a direct or indirect material interest or which otherwise adversely impacted the Board’s independence evaluation of the applicable outside directors.

During 2009, the Board of Directors held eight meetings, including five regular and three special meetings. For the time periods during which each director served on the Board, each director attended more than 75% of the total number of meetings held by the Board and the applicable committees.

The Board has no policy with respect to the separation of the offices of Chairman of the Board of Directors and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a new chief executive officer. Currently, the Board has elected to separate the roles of Chairman of the Board of Directors and Chief Executive Officer.

The independent directors meet in executive session at least quarterly to consider such matters as they deem appropriate, including, but not limited to, a review of the performance of the Chief Executive Officer.

It is the policy of the Board that a lead independent director be chosen annually by the independent directors from among the independent directors. The lead independent director (1) presides at all meetings of the directors at which the Chairman of the Board of Directors is not present, including all meetings of the independent directors; (2) serves as a liaison between the Chairman of the Board of Directors and the independent directors; (3) has the authority to call meetings of the independent directors; and (4) is available for direct communication from shareholders.

The Board of Directors has established an Audit Committee, a Compliance and Quality Committee, an Executive Compensation Committee, a Nominating and Governance Committee and a Strategic Development Committee. Each committee has a written charter which is available on the Company’s website at www.kindredhealthcare.com. The Company’s Corporate Governance Guidelines also are available on the

Company’s website at www.kindredhealthcare.com. Information on the Company’s website is not part of this proxy statement.

The Board of Directors annually reviews a Company-wide enterprise risk assessment, as presented by the Company’s senior strategy, risk management and internal audit executives. This presentation and corresponding annual report is intended to give the Board of Directors a current view of the Company’s primary operational, compliance, financial and strategic risks, on both a Company-wide as well as a division-specific basis. In addition to this annual enterprise risk assessment, an evaluation of principal areas of risk and corresponding mitigation strategies are examined in further detail during the year by (1) the Board of Directors regarding key strategic risks; (2) the Audit Committee regarding key financial risks; (3) the Compliance and Quality Committee regarding key operational and quality risks; and (4) the Executive Compensation Committee regarding the relationship of the Company’s executive compensation program and risk.

Audit Committee.    The Audit Committee has four members consisting of Mr. Isaac Kaufman (Chair), Mr. Joel Ackerman, Ms. Ann C. Berzin and Mr. Frederick J. Kleisner. Each member of the Audit Committee is independent as defined under the listing standards of the NYSE. The Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert as defined in Item 407 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held seven meetings during 2009. The Audit Committee assists the Board of Directors in monitoring (1) the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company’s financial reporting; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the Company’s compliance with legal and regulatory requirements.

Compliance and Quality Committee.    The Compliance and Quality Committee has four members consisting of Thomas P. Cooper, M.D. (Chair), Mr. Jonathan D. Blum, Mr. Frederick J. Kleisner and Ms. Phyllis R. Yale. Each member of the Compliance and Quality Committee is independent as defined under the listing standards of the NYSE. The Compliance and Quality Committee held five meetings in 2009. The Compliance and Quality Committee assists the Board of Directors in overseeing, monitoring, and evaluating (1) the Company’s compliance with applicable healthcare laws, regulations, policies, professional standards and industry guidelines; (2) the Company’s compliance with its Code of Conduct; and (3) the Company’s programs, policies, procedures and performance improvement practices that support and enhance the quality of care provided by the Company.

Executive Compensation Committee.    The Executive Compensation Committee has four members consisting of Mr. Eddy J. Rogers, Jr. (Chair), Mr. Jonathan D. Blum, Thomas P. Cooper, M.D. and Ms. Phyllis R. Yale. Each member of the Executive Compensation Committee is independent as defined under the listing standards of the NYSE, and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Executive Compensation Committee held six meetings in 2009. The Executive Compensation Committee assists the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and the investment community by ensuring that the Company’s key executives, officers and Board members are compensated in accordance with the Company’s overall compensation policies and executive compensation policy. The Executive Compensation Committee recommends and approves compensation policies, programs and pay levels that are necessary to support the Company’s objectives and that are rational and reasonable to the value of the services rendered. The Executive Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in the proxy statement and, based upon such review, determines whether to recommend to the Board that the Compensation Discussion and Analysis be included in this proxy statement. Furthermore, the Executive Compensation Committee prepares the “Compensation Committee Report” that begins on page 56 of this proxy statement.

The Executive Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of the Company’s Chief Executive Officer in making recommendations to the Executive Compensation Committee and the role of compensation consultants in assisting the Executive Compensation Committee in its functions, are more fully described in the Compensation Discussion and Analysis section that begins on page 14 of this proxy statement.

Nominating and Governance Committee.    The Nominating and Governance Committee has four members consisting of Ms. Ann C. Berzin (Chair), Mr. Joel Ackerman, Mr. Isaac Kaufman and Mr. Eddy J. Rogers, Jr. Each member of the Nominating and Governance Committee is independent as defined under the listing standards of the NYSE. The Nominating and Governance Committee held six meetings in 2009. The Nominating and Governance Committee assists the Board of Directors by (1) identifying individuals qualified to become Board members, approving the director nominees for the next annual meeting of shareholders and approving nominees to fill vacancies on the Board; (2) recommending to the Board nominees for director and chair(s) for each committee; (3) leading the Board in its annual review of the Board and senior management’s performance; and (4) recommending to the Board the Corporate Governance Guidelines applicable to the Company. The Nominating and Governance Committee also recommends to the Board of Directors whether or not to accept the expected resignation of any director who fails to receive the required vote for re-election in any uncontested election as set forth in the Company’s bylaws and Corporate Governance Guidelines, or whether other action should be taken.

Strategic Development Committee.    The Strategic Development Committee has five members consisting of Mr. Paul J. Diaz (Chair), Mr. Joel Ackerman, Thomas P. Cooper, M.D., Mr. Edward L. Kuntz and Ms. Phyllis R. Yale. With the exception of Messrs. Diaz and Kuntz, each member of the Strategic Development Committee is independent as defined under the listing standards of the NYSE. The Strategic Development Committee was formally established in December 2009 and did not hold any meetings in 2009. The Strategic Development Committee assists the Board of Directors and management in the development and evaluation of the Company’s business and strategic initiatives.

It is the policy of the Nominating and Governance Committee to consider director candidates recommended by shareholders in accordance with the procedures set forth below and who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors. There have been no material changes to the procedures by which shareholders may recommend director candidates since the Company last disclosed such procedures.

To submit a recommendation of a director candidate to the Nominating and Governance Committee, a shareholder should submit the following information in writing, addressed to the Chair of the Nominating and Governance Committee, care of the Corporate Secretary, at the Company’s principal office:

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. As to the shareholder making the recommendation, the name and address, as they appear on the Company’s records, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock, and the number and class of all shares of each class of stock of the Company owned of record or beneficially by such holder; and

5. A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders to be held in 2011, the recommendation must be received in accordance with the requirements for other shareholder proposals. See “Shareholder Proposals and Director Nominations.”

The Nominating and Governance Committee has generally identified director nominees based upon suggestions by outside directors, members of management and/or shareholders and outside search firms, and has interviewed and evaluated those persons on its own. On occasion, the Company engages outside search firms to identify and screen potential director candidates. Ms. Yale was appointed to the Board of Directors effective January 1, 2010. Ms. Yale was identified by the Chief Executive Officer and several other independent directors based upon her past interactions with the Company in connection with her service with Bain & Company, Inc.

As set forth in its written charter, the Nominating and Governance Committee generally will seek directors who possess integrity, a high level of education and business experience, broad-based business acumen, an understanding of the Company’s business and the healthcare industry generally, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and backgrounds. Further, as set forth in the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee is responsible for annually reviewing with the Board of Directors the requisite skills and characteristics of new Board members, as well as the composition of the Board as a whole. This assessment includes a review of the director’s independence, as well as consideration of diversity, age, skills, expertise and experience in the context of the needs of the Board of Directors. While the Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Governance Committee uses the above criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal. The Nominating and Governance Committee reviews current directors who may be proposed for re-election considering the factors described above and their past contributions to the Board. In so doing, the Committee has determined that the directors proposed for election at the Annual Meeting have experience, skills and qualifications consistent with the principles set out in the charter of the Nominating and Governance Committee as describe above under “—Nominees for Director.”

Attendance at the Annual Meeting.    The Board of Directors does not require directors to attend the annual meeting of shareholders. Notwithstanding the foregoing, Mr. Kuntz, Mr. Ackerman, Ms. Berzin, Mr. Blum, Dr. Cooper, Mr. Diaz, Mr. Kaufman, Mr. Kleisner and Mr. Rogers attended the 2009 annual meeting of shareholders.

CODE OF ETHICS AND RELATED PERSON TRANSACTIONS

Code of Ethics

The Company has adopted a Code of Conduct that serves as its code of ethics and applies to all of the Company’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer, and certain other persons performing similar functions. The text of the Company’s Code of Conduct is posted on the Company’s website located at www.kindredhealthcare.com under the “Investors” section and is available in print to any requesting shareholder. Information contained on the Company’s website is not part of this proxy statement. In addition, the Company intends to disclose on its website (1) the nature of any amendment to a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions and (2) the nature of any waiver, including an implied waiver, from provisions of the Code of Conduct that is granted to one of these specified individuals (which may only be made by the Board of Directors or a Board committee), the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be made within four business days following the date of the applicable amendment or waiver.

The Company’s Code of Conduct generally prohibits the Company’s directors, executive officers and employees from engaging in activities that conflict with the interests of the Company and the residents and patients served by the Company. Situations that may give rise to a potential conflict of interest under the Code of Conduct include (1) having a direct or indirect financial or business interest in any entity that does business with the Company, (2) having a direct or indirect financial or business interest in any transaction between the Company and a third party, and (3) serving as a director, officer, employee or consultant of an organization that does business with the Company.

To facilitate compliance with these rules, the Code of Conduct requires that individuals report to their supervisors, or to the Board in the case of directors and executive officers, circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company, regardless of the amount involved. In addition, each director and executive officer annually confirms to the Company certain information about potential related person transactions as part of the preparation of the Company’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions also must confirm such information. In addition, management reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related person transactions, including related person transactions involving beneficial owners of more than 5% of the Company’s voting securities.

Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, the Audit Committee evaluates each related person transaction involving a director or executive officer for the purpose of determining whether to recommend to the disinterested members of the Board that the transactions are fair, reasonable and within Company policy, and whether they should be ratified and approved by the Board. The Audit Committee considers each related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders.

Relevant factors include:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether the terms have been negotiated at arm’s-length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the amount involved and the expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Approval by the Company’s Board of Directors of any related person transaction involving a director also must be made in accordance with applicable law and the Company’s organizational documents as from time to time in effect. When a vote of the disinterested directors is required, such vote is called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Transactions that are not approved or ratified as required by the Code of Conduct are subject to termination by the Company, if so directed by an employee’s supervisor, the Audit Committee or the Board of Directors, as applicable, taking into account such factors as such individual or body deems appropriate and relevant. Based upon its review, the Audit Committee did not identify any related person transactions under Item 404 of Regulation S-K for 2009 or that are currently proposed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 1, 2010 by (1) each person who is a director or nominee for director, (2) each of the Company’s Named Executive Officers (as defined herein), (3) all of the persons who are directors and executive officers of the Company, as a group, and (4) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors, Nominees and Named Executive Officers
Edward L. Kuntz	343,768	*
Paul J. Diaz	1,141,157	2.8%
Joel Ackerman	12,215	*
Ann C. Berzin	30,593	*
Jonathan D. Blum	12,215	*
Thomas P. Cooper, M.D.	53,935	*
Isaac Kaufman	78,680	*
Frederick J. Kleisner	12,215	*
Eddy J. Rogers, Jr.	62,978	*
Phyllis R. Yale	10,165	*
Richard A. Lechleiter	292,855	*
Frank J. Battafarano	214,980	*
Lane M. Bowen	122,582	*
Benjamin A. Breier	104,619	*

All Directors and Executive Officers as a Group (20 persons)	2,965,118	7.2%

Other Security Holders with More than 5% Ownership
BlackRock, Inc. (2)	3,341,532	8.5%
Dimensional Fund Advisors LP (3)	3,313,070	8.4%
Franklin Mutual Advisers, LLC (4)	2,530,902	6.4%
Wellington Management Company, LLP (5)	2,188,900	5.5%

*	Denotes less than 1%.

(1)	Includes shares subject to stock options which are exercisable within 60 days from March 1, 2010. The number of shares of Common Stock that may be acquired through exercise of stock options, which are exercisable as of, or within 60 days after, March 1, 2010, are as follows: Mr. Kuntz – 204,332 shares; Mr. Diaz – 801,128 shares; Mr. Ackerman – 3,750 shares; Ms. Berzin – 19,628 shares; Mr. Blum – 3,750 shares; Dr. Cooper – 45,470 shares; Mr. Kaufman – 67,715 shares; Mr. Kleisner – 3,750 shares; Mr. Rogers – 52,013 shares; Ms. Yale – 0 shares; Mr. Lechleiter – 200,520 shares; Mr. Battafarano – 141,339 shares; Mr. Bowen – 57,608 shares; and Mr. Breier – 39,757 shares. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The total for Mr. Lechleiter includes his indirect beneficial ownership of 800 shares held by his wife as custodian for his children under the Uniform Transfer to Minors Act.

(2)

Based upon a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) dated December 31, 2009 with the SEC. According to the Schedule 13G, BlackRock is a parent holding company for subsidiaries that hold the Common Stock. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)

Based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) dated December 31, 2009 with the SEC. According to the Schedule 13G/A, Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). According to the Schedule 13G/A, Dimensional, in its role as investment advisor or manager, possesses investment and/or voting power over these shares that are owned by the Funds. Dimensional disclaims beneficial ownership of these shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)	Based upon a Schedule 13G/A filed by Franklin Mutual Advisers, LLC (“FMA”) dated December 31, 2009 with the SEC. According to the Schedule 13G/A, these shares are beneficially owned by one or more open-end investment companies or other management accounts of FMA. Under its investment management contracts, FMA has sole voting and investment power over these securities owned by its clients which FMA manages. FMA disclaims beneficial ownership of these shares. The address of FMA is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(5)	Based upon a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) dated December 31, 2009 with the SEC. According to the Schedule 13G, Wellington, in its capacity as investment advisor, may be deemed to beneficially own these shares which are held of record by clients of Wellington. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock to file initial stock ownership reports and reports of changes in ownership with the SEC. Based upon a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2009, except as noted below.

On September 15, 2009, Benjamin A. Breier, Executive Vice President and President, Hospital Division, was one day late in filing a Form 4 that reflected the sale of 6,535 shares of Common Stock on September 10, 2009.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s executive compensation program is designed to (1) motivate and retain executive officers, (2) award the achievement of short-term and long-term performance goals, (3) establish a reasonable and appropriate relationship between executive pay and short-term and long-term performance and (4) align executive officers’ interests with those of the Company’s shareholders. The primary elements of the Company’s compensation program are base salary, annual cash incentive awards, long-term cash incentive awards, equity-based compensation and retirement and other perquisites and benefits. The Company believes that each element supports one or more of the objectives of the Company’s executive compensation program and provides sufficient flexibility to the Executive Compensation Committee (the “Committee”) to structure future awards to address new issues and challenges facing the Company.

The Company’s executive compensation program generally attempts to target total direct compensation for the Named Executive Officers (as defined herein) between the 50th and 75th percentiles of the Company’s peers, depending upon the individual performance of the Named Executive Officer, his level of responsibility, and the performance of the Company. While the Committee uses this range as a measure of competitiveness, it ultimately uses its discretion to provide appropriate compensation to attract and retain qualified and experienced healthcare executives and to respond to issues impacting the Company, the healthcare industry and the general economy.

In connection with its review of executive compensation in late 2008 and early 2009, the Committee noted the overall economic conditions and the difficult operating challenges the Company believed it would face in 2009. The Committee also noted that incentive compensation in 2008 was significantly lower than 2007 primarily as a result of charges to earnings associated with the closure of two unprofitable hospitals.

In anticipation of a difficult operating environment, the Committee elected to freeze base salaries for the Named Executive Officers during 2009. Freezing base salaries also limited the growth in compensation costs associated with the Company’s short-term cash incentive plan and long-term cash incentive plan. In addition, the Committee instituted revised performance hurdles for the Company’s short-term incentive plan to increase the difficulty of achieving a partial award while also providing the opportunity for a larger award for outstanding financial performance. Despite a challenging operating and reimbursement environment, the Company performed well in 2009. The Company exceeded its earnings guidance for the year and met substantially all of its financial goals. Several of the quality metrics used by the Company to evaluate its clinical and customer satisfaction performance also improved in 2009. In addition, the Company’s common stock price increased 42% year over year. As a result of this performance, the Named Executive Officers achieved substantial compensation awards under the Company’s short-term incentive plan and long-term incentive plan for 2009. In addition, the Committee awarded special cash bonuses to Messrs. Diaz and Breier for exceptional performance during 2009.

During 2009, the Committee also addressed a significant compensation issue outside of its normal review cycle. Over several meetings during 2009, the Committee considered and approved modifications to the change in control severance agreements of the Company’s officers, including each of the Named Executive Officers, to eliminate two provisions that, in the Committee’s view, are no longer consistent with best practices. As revised, the change in control severance agreements provide that the Named Executive Officer is not entitled to any change in control severance benefits unless (1) a change in control occurs and (2) the Named Executive Officer is terminated either by the Company other than for “cause” or by the Named Executive Officer upon a “good reason” event. A good reason event is generally defined as an event that materially impairs the Named Executive Officer’s employment or level of compensation. Under the previous agreements, a Named Executive Officer could voluntarily terminate his employment for any or no reason within two specified periods following a change in control and receive change in control severance benefits. This right has been removed from the revised agreements. The previous agreements also provided that the Company would “gross-up” the Named Executive

Officers for any excise taxes related to change in control severance benefits. The revised agreements eliminate such provisions and the Named Executive Officers will no longer be “grossed-up” for any applicable excise taxes. These matters are described in more detail under “Employment and Other Agreements.”

The Company, like many other healthcare providers, will face significant challenges in 2010 and beyond, particularly in response to potential healthcare reform proposals. The Committee continues to believe that the existing executive compensation program generally provides sufficient flexibility to retain and motivate management during these challenging times. As such, the Committee does not believe it is necessary to substantially deviate from its current compensation practices at this time.

Performance Measures

The primary elements of the Company’s executive compensation program are designed to promote the achievement of financial and quality goals established annually by the Committee and to increase shareholder value. The Company uses two cash incentive plans—an annual short-term incentive plan and a long-term incentive plan. These plans provide the Named Executive Officers with the opportunity to earn cash awards for achieving financial goals and measures such as:

(1)	achieving targeted levels of earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”);

(2)	collecting accounts receivable;

(3)	achieving patient admission and census goals;

(4)	managing costs and improving operating efficiencies;

(5)	achieving targeted levels of earnings per share;

(6)	attaining targeted levels of stock price appreciation; and

(7)	implementing strategic goals.

The Company believes that several of these financial goals are measures generally used by investors to value the Company’s Common Stock. In addition, the Committee believes that these financial goals reward management for mitigating the negative impact of unexpected reimbursement reductions.

As a provider of healthcare services, the Company also focuses a substantial portion of its short-term cash incentive awards on achieving measurable quality and customer service goals. The goals for 2009 were based upon:

(1)	operational and clinical measures of quality care;

(2)	customer satisfaction measures obtained from customer satisfaction surveys; and

(3)	achieving targeted employee retention rates.

The Company believes that measurable quality and customer service goals are critical to promoting a culture of quality throughout the Company which enhances the services offered by the Company. Moreover, the Company believes that there is a direct link between providing quality services and achieving favorable short-term and long-term financial results.

The Company also believes that the performance measures it has chosen appropriately reward performance without encouraging unnecessary and excessive risk taking on the part of the Company’s employees. The allocation of potential awards among the various financial and quality goals encourages appropriate behavior by the Company’s employees that balance short-term objectives with long-term operational and clinical performance and financial stability.

The equity-based component of the Company’s executive compensation program is designed to incentivize the Named Executive Officers to increase the value of the Company’s Common Stock. As such, equity-based compensation directly links a substantial portion of the total direct compensation of the Named Executive Officers to stock price appreciation and shareholder value.

The Executive Compensation Process

During 2009, the Committee was comprised of between three and six independent directors. Currently, four independent directors serve on the Committee. Each director who served on the Committee during 2009 is independent as defined under the NYSE listing standards and qualifies as an outside director within the meaning of Section 162(m) of the Code and as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Committee meets regularly to review and oversee the Company’s executive compensation program. The Committee reviews all components of, and makes all decisions regarding, the compensation of the Named Executive Officers.

During the period commencing in December of the prior fiscal year and ending in February of the upcoming fiscal year, the Committee considers base salaries and incentive compensation targets for the upcoming fiscal year for the Company’s key employees, including the Named Executive Officers. During this time, the Committee also determines whether performance targets under each of the cash incentive plans were achieved for the prior fiscal year. The Committee may consider other executive compensation issues and discusses trends and current topics in executive compensation at various times throughout the year.

The 2009 base salaries for the Named Executive Officers were established in February 2009. The 2009 performance targets under the Company’s short-term and long-term cash incentive plans were established in February 2009 after review of the Company’s 2009 operating budget. As discussed below, the awards under these plans are formulaic, based upon the achievement of measurable financial and quality goals established annually by the Committee. Nevertheless, the Committee retains the right to administer these plans in its discretion, including the ability to decrease cash incentive awards otherwise payable to a Named Executive Officer for unforeseen events or circumstances, such as restatements of the Company’s financial statements.

The Committee generally grants equity-based awards to the Named Executive Officers to coincide with the Committee’s evaluation of the annual performance of the Company and the Named Executive Officers. Considering equity-based awards at or after the cash incentive plan awards have been determined allows the Committee to consider the value of the equity-based award in relation to the total direct compensation for the Named Executive Officers, thus enabling the Committee to award total direct compensation that is competitive within the healthcare industry (and, in particular, the Company’s peer group) and relative to the performance of the Company and the Named Executive Officer. From time to time, the Committee may grant equity-based awards at other times, particularly in connection with promotions, exceptional performance or changes in a Named Executive Officer’s level of responsibility.

As Chief Executive Officer, Mr. Diaz participates frequently in a portion of the meetings of the Committee, and the Committee also regularly holds executive sessions not attended by any members of management or any non-independent director. The Committee discusses Mr. Diaz’s compensation with him and then makes decisions with respect to Mr. Diaz’s compensation without him present. Mr. Diaz provides written evaluations related to the performance of the Company’s other executive officers and discusses the roles and responsibilities of such executive officers with the Committee. Members of the Committee also frequently interact with the Company’s executive officers and thereby gain an appreciation of the roles and level of responsibility as well as the performance of the executive officers. Mr. Diaz also makes recommendations for the Committee’s consideration regarding executive compensation, including base salary, incentive targets, performance measures, equity compensation and any special awards for the Company’s executive officers other than himself. The Committee is not obligated to accept Mr. Diaz’s recommendations with respect to executive compensation. The other Named

Executive Officers do not make recommendations on incentive compensation or otherwise significantly participate in the process.

In December 2009, the Committee began its annual executive compensation review process. In February 2010, the Committee elected not to increase the base salaries of the Named Executive Officers for 2010. At that time, the Committee also determined, as discussed below, which performance targets were achieved in 2009 by the Named Executive Officers under the short-term incentive plan and the long-term incentive plan and in respect of performance-based restricted stock. The Committee also established the 2010 goals under these cash incentive plans and for the outstanding performance-based restricted stock. In February 2010, the Committee also considered and approved annual equity awards for the officers of the Company, including the Named Executive Officers and the independent directors. In addition, the Committee also awarded special cash bonuses to Messrs. Diaz and Breier for exceptional performance during 2009.

Use of Consultants

During 2009, Mercer, a global human resources consulting firm, was engaged by management to assist management and the Committee in conducting a competitive market review of the Company’s executive compensation program. Mercer regularly seeks input from Mr. Diaz to assist it in analyzing the effectiveness of the Company’s executive compensation strategy. Mercer reviewed the Company’s executive compensation strategy and provided compensation benchmarks to the Committee for each Named Executive Officer, including comparisons of base salary, cash incentives, equity-based compensation and total direct compensation. Mercer also provided the Committee with other relevant market data and made recommendations on potential executive compensation alternatives. In addition, Mercer was engaged by management to develop recommendations on potential equity award levels for the Chief Executive Officer and for the other participants in the Company’s equity plan as well as to review outside director pay practices and develop recommendations for appropriate levels of outside director pay. The aggregate fees incurred for 2009 by the Company for Mercer’s services related to executive and outside director compensation were approximately $150,000. The Company’s management also engages Mercer to advise it on various other employee benefit and compensation matters impacting the Company and its employees such as strategic analysis and actuarial support related to the Company’s benefit plans. During 2009, Mercer also assisted the Company in the analysis and administration of benefit plans for the Company’s employees and on other human resources issues. The Company paid Mercer approximately $1.3 million in 2009 for services unrelated to executive and outside director compensation. The Company did not seek the Committee’s approval of the engagement of Mercer for these services.

In 2009, the Committee engaged Frederic W. Cook & Co. (“Cook”), a national executive compensation consulting firm, to conduct an independent review of the Company’s executive compensation program. Cook prepared three reports covering the following areas: (1) executive compensation benchmark levels; (2) executive compensation program design and practices, and (3) regulatory developments in executive compensation. The executive compensation benchmarks reported on total direct compensation levels, which included 2009 base salaries and targeted short-term and long-term incentive opportunities for the Company’s 11 most senior executive positions. In 2009, Cook reported to the Committee on its independent assessment of the Company’s executive compensation practices, including a review of comparable peer groups and a comparison of healthcare industry executive pay and the pay levels of companies of comparable size in general industries. Cook was engaged directly by the Committee as an independent advisor. Cook provides no other services to the Company and did not interact with senior management in performing its services for the Committee.

Peer Group

During 2009, the Committee revised its peer group of companies. Following consultation with Mercer and Cook, one company used in the 2008 peer group was removed and two new companies were added. The Committee compared each component of compensation for the Named Executive Officers with peer group data assembled by Mercer and Cook. The Company used the following companies for compensation benchmarking purposes for 2009:

Brookdale Senior Living, Inc.	Healthsouth Corporation	Quest Diagnostics, Inc.

Universal Health Services, Inc.	Lifepoint Hospitals, Inc.	Sunrise Senior Living Inc.

Community Health Systems, Inc.	Tenet Healthcare Corp.	Psychiatric Solutions, Inc.

Health Management Associates, Inc.	Sun Healthcare Group, Inc.	DaVita, Inc.

Laboratory Corp of America	Res-Care, Inc.

The peer group is periodically reviewed and updated by the Committee based upon organic changes in the peer companies and upon recommendations from the independent compensation consultants. The Committee believes that these peer companies compete for executives with similar talents and expertise to those of the Named Executive Officers and also reflect the diversified nature of the Company’s businesses and the healthcare industry. The Committee also considers, to a lesser extent, comparisons of compensation from companies outside the healthcare industry and published compensation surveys.

Components of Executive Compensation

The Company’s executive compensation program generally uses the following components to structure the total direct compensation for the Named Executive Officers:

•	base salary;

•	short-term cash incentives;

•	long-term cash incentives;

•	equity-based incentive compensation; and

•	retirement and other perquisites and benefits.

The Company believes that the combination of these elements enables the Committee to award total direct compensation that is competitive within the healthcare industry and that promotes the goals of the executive compensation program.

The Committee generally structures base salaries to be at or below the 50 th percentile of the healthcare industry because it believes generally that a greater portion of total direct compensation should be subject to the attainment of performance goals. Historically, the Company’s annual short-term and long-term incentive plans have provided the Named Executive Officers with the ability to achieve significant additional cash compensation, typically at or above the median level of the peer group for such awards based upon industry benchmarks, provided targeted levels of performance or higher are achieved. For 2009, the targeted cash opportunity under the short-term and long-term cash incentive plans more closely approximated the median range of the peer group but still provided an opportunity for higher awards for superior performance.

The Named Executive Officers are generally awarded equity-based compensation below the median level of the peer group. The Committee considers the amount of total cash compensation earned by the Named Executive Officers in determining the amount of equity-based compensation awarded. While the Committee does not have a set allocation between cash and equity compensation, the Committee generally provides for a greater percentage of cash compensation than its peers since the equity awards have a greater dilutive impact on shareholders given the Company’s relatively low number of outstanding shares. Moreover, the Company’s capital structure places practical limits on the amount of equity compensation that can be awarded to the Named Executive Officers. The Committee uses a mixture of these components so that total direct compensation to the Named Executive Officers awards performance and is competitive within its peer group.

In addition, the Company awarded special cash bonuses to Messrs. Diaz and Breier for exceptional performance during 2009.

The Committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or “at risk” compensation, such as short-term and long-term cash incentives and equity. However, the Committee generally places a significant portion of total direct compensation for the Named Executive Officers at risk. The following chart reflects the mix of fixed and at-risk compensation comprising the total direct compensation earned by the Named Executive Officers for 2009.

Percent of Total Direct Compensation in 2009 (1)

	Fixed	At-Risk
	Base Salary	Short-term Incentive Plan	Long-term Incentive Plan	Special Cash Bonus	Equity Awards
Mr. Diaz	21.7%	24.1%	20.9%	6.2%	27.1%
Mr. Lechleiter	26.7%	17.9%	23.1%	—	32.3%
Mr. Battafarano	33.1%	27.7%	28.7%	—	10.5%
Mr. Breier	23.7%	12.3%	20.5%	14.2%	29.3%
Mr. Bowen	30.6%	20.2%	26.4%	—	22.8%

(1)	This chart excludes all compensation earned by the respective Named Executive Officer in respect of 2009 for the amounts reported as “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” and “All Other Compensation” in the Summary Compensation Table on page 37. For the equity awards, these amounts reflect a grant date fair value of $15.06 per share for each share of service-based restricted stock and each share of performance-based restricted stock granted in 2009 and a Black-Scholes fair value of $6.43 per share for each stock option granted in 2009 to the Named Executive Officer. For purposes of this disclosure, the Company has assumed that the grant date fair value for each of the three tranches of performance-based restricted stock granted to the Named Executive Officers during 2009 could be valued at the closing price of the Company’s Common Stock on the date of grant.

At risk compensation under the Company’s cash incentive plans incentivizes the Named Executive Officers to reach or exceed the financial and quality goals established by the Committee. Moreover, at-risk compensation under the Company’s equity incentive plans incentivizes the Named Executive Officers to grow the value of the Common Stock to enhance the benefit of their equity-based compensation. These incentives also promote the retention of the Named Executive Officers and align the interests of the Named Executive Officers with those of the Company’s shareholders.

In establishing performance goals, the Committee considers the allocation of the potential compensation among financial and quality goals. The Committee believes that continued emphasis on maintaining or improving the quality of the Company’s services is a key driver in reaching desired financial results and reflects an appropriate risk allocation between financial and quality goals. With respect to the financial goals, the Committee aligns these goals with the Company’s operating budgets that have been reviewed and approved by the Board of Directors. The Committee does not believe that these goals encourage or promote the Company’s employees to take undue risks in the Company’s businesses.

Mr. Diaz’s compensation is higher than the compensation of the other Named Executive Officers. The Committee believes that higher compensation for the Chief Executive Officer is consistent with the practices of other healthcare companies. In addition, Mr. Diaz’s compensation reflects the unique nature and scope of his leadership responsibilities, the level of accountability for the Company’s overall performance and the competitive market for attracting and retaining talented chief executive officers.

Base Salary

Base salaries are provided to the Named Executive Officers to compensate them for their services performed during the year. The base salary for each Named Executive Officer is determined annually by the Committee following a review of each individual executive officer’s performance, changes in executive officer responsibility, relevant comparable industry data, an assessment of overall Company performance, and general market salary increases for all employees. As part of the process, Mr. Diaz provides the Committee with a written evaluation of each Named Executive Officer. As noted above, the Committee generally attempts to structure base salaries to be at or below the 50th percentile of its peer group. Salary adjustments also may be considered in connection with promotions or other changes in job responsibility. As part of its analysis, the Committee considered salary comparisons prepared by Mercer and Cook to determine if base salaries for the Named Executive Officers are competitive with the base salaries of similarly situated executives in the peer group and the healthcare industry generally. The Committee also considers general economic conditions and challenges facing the Company’s operations. In addition, the Chief Executive Officer makes recommendations on base salaries for the other Named Executive Officers.

At its February 2009 meeting, the Committee elected not to increase base salaries for 2009 for the Named Executive Officers. The base salaries for 2009 were as follows:

2009 Base Salary
Mr. Diaz	$1,002,290
Mr. Lechleiter	$434,741
Mr. Battafarano	$650,000
Mr. Breier	$400,005
Mr. Bowen	$426,026

While certain aspects of performance of the Named Executive Officers can be measured in financial and quality metrics, when considering annual base salary increases, the Committee also evaluates the Named Executive Officers in other performance areas that are more subjective. These areas include the success of the Named Executive Officer in developing and executing the Company’s strategic objectives, capitalizing on growth opportunities, addressing significant challenges affecting the Company from a financial and quality perspective, developing key employees, succession planning and exercising leadership.

While the Committee considered the individual performance of the Named Executive Officers, the Committee elected to freeze the base salaries for each Named Executive Officer for 2009 based upon the general economic downturn and in an effort to limit expense growth throughout the Company. The Committee noted that recent reductions in Medicare and Medicaid reimbursement have negatively impacted the Company’s financial results. The freeze in base salaries was implemented to reduce compensation costs in response to these market conditions. The freeze in base salaries also effectively limits cash-based incentive compensation under the short-term incentive plan and long-term incentive plan. The Committee determined that freezing base salaries for its Named Executive Officers was not inconsistent with its goal of maintaining base salaries at or below the 50th percentile of the Company’s peer group and believes that these base salaries continue to approximate the 50th percentile of the peer group.

Cash Incentives

Under the Company’s executive compensation program, a significant portion of total cash compensation for the Named Executive Officers is subject to the attainment of measurable financial and quality goals. This approach creates a direct incentive for the Named Executive Officers to achieve pre-established performance objectives and places a significant percentage of each Named Executive Officer’s total direct cash compensation at risk. The Company uses two cash incentive plans—an annual short-term incentive plan and a long-term incentive plan. The Committee believes a strong emphasis on cash compensation is appropriate, given the

Company’s existing capital structure. The Company’s cash incentive plans also provide sufficient flexibility to allow the Committee to establish non-routine goals that may be integral to the success of the Company over the short-term or long-term, as appropriate.

Short-term Incentive Plan

Under the short-term incentive plan, the Committee establishes annual financial and quality goals for the Company’s key employees, including the Named Executive Officers. These goals are based upon similar financial and quality measures but the actual goals vary depending upon the operational responsibilities of the Named Executive Officer. As such, the goals are tailored for the corporate support center or operating division for which the Named Executive Officer is primarily responsible. Messrs. Diaz, Lechleiter and Battafarano are assigned to the corporate support center and as such, the goals under the short-term incentive plan applicable to them and all other corporate support center participants in the plan are generally based upon company-wide measures and aggregated financial and quality goals from each of the Company’s operating divisions. Mr. Breier and Mr. Bowen lead the Company’s hospital division and health services division, respectively, and as such, each of their short-term incentive goals are based primarily on measures tailored to their respective operating division and its financial and quality objectives.

For 2009, the financial measures for the participating Named Executive Officers were based upon:

(1)	achieving targeted levels of EBITDAR;

(2)	collecting accounts receivable;

(3)	achieving patient admission and census goals; and

(4)	managing costs and improving operating efficiencies.

These goals are established based upon the historic operating results of the Company and its operating divisions and are the key drivers necessary for the Company to achieve its 2009 operating budget.

For 2009, the quality goals under the short-term incentive plan were based upon:

(1)	operational and clinical measures of quality care;

(2)	customer satisfaction measures obtained from customer satisfaction surveys; and

(3)	achieving targeted employee retention rates.

These goals are established based upon the historic clinical results achieved by the operating divisions and new initiatives to improve the quality of care. The quality goals often include various sub-components. The goals are established with a view to be challenging but achievable with good operational focus on the Company’s businesses.

Annual cash bonuses under the short-term incentive plan are based upon a percentage of the participating Named Executive Officer’s base salary. No awards are granted under the short-term incentive plan until certain minimum levels of performance are achieved.

In addition, the Committee established additional performance hurdles for 2009 that would need to be achieved prior to awarding bonuses under the short-term incentive plan. The goals for 2009 provided that if the participants fail to satisfy 85% of the targeted EBITDAR goal or experience issues with poor survey and quality measures, or significant audit or compliance issues, then all or a portion of any short-term award could be forfeited, in the Committee’s discretion, even if other component goals of the award had been achieved. The goals also were revised to provide for an additional 10% add-on in the event the maximum EBITDAR goals were achieved or exceeded. As a result, if the maximum EBITDAR goal for the Named Executive Officer was achieved or exceeded, the Named Executive Officer’s bonus percentage could increase by 10%.

The following chart reflects the potential award levels for the Named Executive Officers as a percentage of their base salary for 2009:

Short-Term Incentive Plan—Table A

	Percentage of Base Salary
	Minimum	Target	Maximum (1)
Mr. Diaz	40%	100%	135%
Mr. Lechleiter	24%	60%	81%
Mr. Battafarano	30%	75%	101%
Mr. Breier	24%	60%	81%
Mr. Bowen	24%	60%	81%

(1)	The percentage figures listed under “Maximum” include the possible 10% increase in bonus percentage applicable in the event that the maximum EBITDAR goal for the Named Executive Officer is achieved or exceeded.

The following chart sets forth the minimum, target and maximum goals for 2009 under the short-term incentive plan, as well as the actual levels achieved for 2009.

Short-Term Incentive Plan—Table B

Goals applicable for Messrs. Diaz, Lechleiter and Battafarano

	2009 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum (1)				Award % of Base Salary
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus			Diaz	Lechleiter	Battafarano
Financial goals:
EBITDAR (2) (dollars in millions)	$556.8	12.0%	$586.1	30.0%	$615.4	55.0%	$584.9	27.43%	27.43%	16.46%	20.57%
Accounts receivable—days outstanding	59.2	6.0%	56.2	15.0%	53.5	22.5%	54.2	20.62%	20.62%	12.38%	15.47%
Hospital admissions	44,008	0.89%	46,324	2.22%	48,640	3.33%	45,019	1.42%	1.42%	0.85%	1.07%
Hospital average daily census	3,791	0.44%	3,991	1.11%	4,191	1.67%	3,785	—	—	—	—
Level of nursing center private pay, managed care and Medicare census	32.6%	0.89%	34.3%	2.22%	36.0%	3.33%	33.2%	1.15%	1.15%	0.69%	0.87%
Total nursing center average daily census	24,058	0.44%	25,324	1.11%	26,590	1.67%	24,138	0.84%	0.84%	0.51%	0.63%
Net new rehabilitation contracts	29	0.34%	30	0.84%	32	1.26%	—	—	—	—	—
New rehabilitation contract incremental revenue (dollars in millions)	$14.8	0.33%	$15.6	0.83%	$16.4	1.25%	$9.17	—	—	—	—
Hospital operating costs per patient day	$1,178	0.34%	$1,119	0.84%	$1,066	1.26%	$1,149	0.54%	0.54%	0.32%	0.40%
Hospital labor costs per patient day	$561	0.34%	$533	0.84%	$508	1.26%	$543	0.64%	0.64%	0.38%	0.48%
Hospital total labor hours per patient day	19.1	0.34%	18.1	0.84%	17.2	1.26%	18.5	0.64%	0.64%	0.38%	0.48%
Hospital controllable costs per patient day	$342	0.34%	$325	0.84%	$310	1.26%	$338	0.44%	0.44%	0.26%	0.33%
Nursing center total labor hours per patient day	3.23	1.33%	3.32	3.33%	3.40	5.0%	3.39	4.58%	4.58%	2.75%	3.43%
Percentage acceptance of alternative dispute resolution process	77.9%	1.00%	82.0%	2.50%	84.5%	3.75%	88.1%	3.75%	3.75%	2.25%	2.81%
Hospital therapist productivity	77.4%	0.33%	79.0%	0.83%	79.8%	1.25%	82.1%	1.25%	1.25%	0.75%	0.94%
Nursing center therapist productivity	80.4%	0.33%	82.0%	0.83%	82.8%	1.25%	84.2%	1.25%	1.25%	0.75%	0.94%
Rehabilitation revenue per minute—nursing centers	$1.14	0.33%	$1.16	0.83%	$1.19	1.25%	$1.18	1.08%	1.08%	0.65%	0.81%
Rehabilitation revenue per patient day—hospitals	$54.39	0.33%	$55.50	0.83%	$57.17	1.25%	$57.01	1.16%	1.16%	0.70%	0.87%
Rehabilitation costs per minute—nursing centers	$0.82	0.33%	$0.80	0.83%	$0.78	1.25%	$0.77	1.25%	1.25%	0.75%	0.94%
Rehabilitation direct labor cost % of revenues—hospitals	58.2%	0.33%	57.0%	0.83%	55.9%	1.25%	55.5%	1.25%	1.25%	0.75%	0.94%

Short-Term Incentive Plan—Table B (continued)

Goals applicable for Messrs. Diaz, Lechleiter and Battafarano (continued)

	2009 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum (1)				Award % of Base Salary
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus			Diaz	Lechleiter	Battafarano
Quality goals:
Clinical quality index—hospitals	2.65	0.67%	2.52	1.67%	2.45	2.51%	2.24	2.51%	2.51%	1.50%	1.88%
Hospital customer service index	4.16	0.67%	4.38	1.67%	4.51	2.51%	4.37	1.47%	1.47%	0.88%	1.10%
Average health deficiencies index per standard survey	1.134	0.44%	1.100	1.11%	1.068	1.67%	1.110	0.84%	0.84%	0.51%	0.63%
Clearing of health deficiencies during first follow-up survey	77.6%	0.44%	80.0%	1.11%	82.4%	1.67%	94.6%	1.67%	1.67%	1.00%	1.25%
Customer service recommendations—nursing centers	68.9%	0.44%	71.0%	1.11%	73.1%	1.67%	75.0%	1.67%	1.67%	1.00%	1.25%
Consistent staffing assignment—nursing centers	72.8%	1.00%	75.0%	2.50%	77.3%	3.75%	99.1%	3.75%	3.75%	2.25%	2.81%
Rehabilitation functional outcome data entry	75.0%	2.0%	85.0%	5.0%	90.0%	7.50%	89.7%	7.00%	7.00%	4.20%	5.25%
Customer service index—rehabilitation	2.95	1.33%	3.10	3.33%	3.19	5.00%	3.70	5.00%	5.00%	3.00%	3.75%
Aggregate employee turnover	40.5%	6.0%	38.5%	15.0%	37.4%	22.5%	30.8%	22.50%	22.50%	13.50%	16.88%

Total:								115.70%	115.70%	69.42%	86.78%

Short-Term Incentive Plan—Table B (continued)

Goals applicable for Mr. Breier

	2009 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved	Award % of Base Salary
	Minimum		Target		Maximum (1)
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
Hospital Division EBITDARM (dollars in millions) (3)	$353.7	7.5%	$372.3	18.75%	$390.9	35.63%	$361.1	10.70%	6.42%
Kindred Consolidated EBITDAR (dollars in millions) (2)	$556.8	2.5%	$586.1	6.25%	$615.4	11.87%	$584.9	5.70%	3.42%
Accounts receivable— days outstanding (non-Medicare)	116.2	4.0%	110.4	10.0%	105.1	15.0%	97.1	15.00%	9.00%
Admissions	44,008	4.0%	46,324	10.0%	48,640	15.0%	45,019	6.40%	3.84%
Average daily census	3,791	2.0%	3,991	5.0%	4,191	7.5%	3,785	—	—
Operating costs per patient day	$1,178	2.0%	$1,119	5.0%	$1,066	7.5%	$1,149	3.20%	1.92%
Total labor costs per patient day	$561	2.0%	$533	5.0%	$508	7.5%	$543	3.80%	2.28%
Total labor hours per patient day	19.1	2.0%	18.1	5.0%	17.2	7.5%	18.5	3.80%	2.28%
Controllable costs per patient day	$342	2.0%	$325	5.0%	$310	7.5%	$338	2.60%	1.56%
Quality goals:
Clinical quality index	2.65	4.0%	2.52	10.0%	2.45	15.0%	2.24	15.00%	9.00%
Customer service index	4.16	4.0%	4.38	10.0%	4.51	15.0%	4.37	8.80%	5.28%
Aggregate employee turnover	26.4%	3.0%	25.1%	7.5%	24.4%	11.25%	22.1%	11.25%	6.75%
Administrator and chief clinical officer turnover	32.6%	1.0%	31.0%	2.5%	30.1%	3.75%	23.8%	3.75%	2.25%

Total:								90.00%	54.00%

Short-Term Incentive Plan—Table B (continued)

Goals applicable for Mr. Bowen

	2009 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved	Award % of Base Salary
	Minimum		Target		Maximum (1)
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
Health Services Division EBITDARM (dollars in millions) (3)	$293.0	9.0%	$308.4	22.5%	$323.8	41.25%	$314.1	26.25%	15.75%
Kindred Consolidated EBITDAR (dollars in millions) (2)	$556.8	3.0%	$586.1	7.5%	$615.4	13.75%	$584.9	6.90%	4.14%
Accounts receivable—days outstanding	37.9	4.0%	36.0	10.0%	34.3	15.0%	36.0	10.00%	6.00%
Level of private pay, managed care and Medicare census	32.6%	4.0%	34.3%	10.0%	36.0%	15.0%	33.2%	5.20%	3.12%
Average daily census	24,058	2.0%	25,324	5.0%	26,590	7.5%	24,138	3.80%	2.28%
Total labor hours per patient day	3.23	4.0%	3.32	10.0%	3.40	15.0%	3.39	13.75%	8.25%
Percentage acceptance of alternative dispute resolution process	77.9%	2.0%	82.0%	5.0%	84.5%	7.5%	88.1%	7.50%	4.50%
Quality goals:
Average health deficiencies index per standard survey	1.134	2.0%	1.100	5.0%	1.068	7.5%	1.110	3.80%	2.28%
Clearing of health deficiencies during first follow-up survey	77.6%	2.0%	80.0%	5.0%	82.4%	7.5%	94.6%	7.50%	4.50%
Customer service recommendations	68.9%	2.0%	71.0%	5.0%	73.1%	7.5%	75.0%	7.50%	4.50%
Consistent staffing assignment	72.8%	2.0%	75.0%	5.0%	77.3%	7.5%	99.1%	7.50%	4.50%
24/7 registered nurse coverage	87.3%	2.0%	90.0%	5.0%	92.7%	7.5%	97.3%	7.50%	4.50%
Aggregate employee turnover	51.4%	2.0%	49.9%	5.0%	48.4%	7.5%	38.9%	7.50%	4.50%

Total:								114.70%	68.82%

(1)	Except as noted below, the maximum award level is capped in the aggregate at 125% of the target award for the participating Named Executive Officers. If the maximum EBITDAR goal for the Named Executive Officer was achieved or exceeded, the maximum award level is capped in the aggregate at 135% of the target award.

(2)

The Company’s performance goals include the financial measure EBITDAR from both continuing and discontinued operations. The Company uses the term operating income (loss) in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010 (the “2009 Audited Financials”) when referring to EBITDAR. The Company uses EBITDAR as a meaningful measure of operating performance in addition to other measures. The Company believes that net income is the most comparable measure, in relation to generally accepted accounting principles, to EBITDAR. EBITDAR should be considered in addition to, not as a substitute for, or superior to, financial measures based upon generally accepted accounting principles as an indicator of operating performance. The actual performance achieved towards the 2009 EBITDAR goal can be calculated from the 2009 Audited Financials. EBITDAR for the year ended December 31, 2009 is calculated by eliminating from net income the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income, income taxes, depreciation, amortization and rent (as set forth in the Consolidated Statement of Operations and Note 4 of the 2009 Audited Financials).

(3)	EBITDARM is defined as divisional earnings before interest, income taxes, depreciation, amortization, rent and corporate overhead. The Company uses the term operating income (loss) in the 2009 Audited Financials when referring to EBITDARM. The Company believes that net income is the most comparable measure, in relation to generally accepted accounting principles, to EBITDARM. The Company uses EBITDARM from both continuing and discontinued operations as a meaningful measure of divisional operating performance in addition to other measures. Net income is reported on a consolidated (rather than a divisional) basis in the 2009 Audited Financials, calculated by adding income from continuing operations and income from discontinued operations. The actual performance achieved towards the 2009 divisional EBITDARM goals can be calculated by adding divisional EBITDARM from continuing operations to divisional EBITDARM from discontinued operations. A reconciliation of divisional EBITDARM from continuing operations to income from continuing operations is presented in Note 7 of the 2009 Audited Financials. Divisional EBITDARM from discontinued operations is set forth in Note 4 of the 2009 Audited Financials.

To calculate the final awards under the short-term incentive plan, the Committee multiplies the target bonus percentage for the Named Executive Officer with the percentage of target achieved and the Named Executive Officer’s base salary. The calculations for 2009 were as follows:

	Short-Term Incentive Plan 2009 Bonus Calculation
	Target Bonus % (Table A)	x	% of Target Bonus Achieved (Table B)	x	2009 Base Salary	=	2009 Actual Award
Mr. Diaz	100%		115.7%		$1,002,290		$1,159,650
Mr. Lechleiter	60%		115.7%		$434,741		$301,797
Mr. Battafarano	75%		115.7%		$650,000		$564,038
Mr. Breier	60%		90.0%		$400,005		$216,003
Mr. Bowen	60%		114.7%		$426,026		$293,191

The Committee exercised no discretion in 2009 to adjust these awards. Notwithstanding the foregoing, the Committee retains the right to administer the short-term incentive plan in its discretion, including the ability to reduce awards otherwise payable to a Named Executive Officer for unforeseen events or circumstances, such as restatements of the Company’s financial statements. As noted previously, the Committee has established performance goals for 2010 under the short-term incentive plan. These goals are similar to the 2009 goals but reflect certain changes to focus the Named Executive Officers and management on the operational and financial challenges the Company expects to face in 2010.

Long-term Incentive Plan

The Company’s long-term incentive plan provides cash awards to the Company’s key employees, including the Named Executive Officers, upon the attainment of specified performance objectives. For 2009, the performance period under the long-term incentive plan covered one year. For each performance period, the Committee selects participants who are in a position to contribute materially to the success of the Company and establishes the performance goal or goals to be measured under the plan. For 2009, the performance goals for the Named Executive Officers were based upon:

(1)	achieving targeted levels of EBITDAR;

(2)	achieving targeted levels of earnings per share;

(3)	attaining targeted levels of stock price appreciation; and

(4)	successfully implementing specified components of the Company’s strategic plan.

These goals were the same for each participant in the long-term incentive plan, including each Named Executive Officer, and reflected company-wide measures. These goals are established with a view to be challenging but achievable with good operational focus on the Company’s businesses.

Under the long-term incentive plan, participants are eligible to receive cash awards based upon a percentage of their base salary. These percentages vary depending upon the participant’s position within the Company and the extent to which the performance goals established by the Committee are attained. The maximum awards available under the long-term incentive plan as a percentage of base salary are 100% for the Chief Executive Officer and 90% for the other Named Executive Officers. No awards are granted under the long-term incentive plan until certain minimum levels of performance are achieved.

The following chart reflects the potential award levels for the Named Executive Officers as a percentage of base salary for 2009:

	Long-Term Incentive Plan % of Base Salary
	Minimum	Target	Maximum
Mr. Diaz	10%	50%	100%
Mr. Lechleiter	9%	45%	90%
Mr. Battafarano	9%	45%	90%
Mr. Breier	9%	45%	90%
Mr. Bowen	9%	45%	90%

The following chart depicts the minimum, target and maximum goals that were achievable under the long-term incentive plan, as well as the actual levels achieved for 2009 for Mr. Diaz and the other participating Named Executive Officers.

Long-Term Incentive Plan

	2009 Incentive Goals
	Minimum		Target		Maximum
	Goal	Award % of Salary	Goal	Award % of Salary	Goal	Award % of Salary (1)	Actual Achieved	Award as a % of Base Salary
Mr. Diaz:
EBITDAR (dollars in millions) (2)	$568.5	3.5%	$586.1	17.5%	$603.7	47.3%	$584.9	14.00%
Earnings per share	$1.07	3.5%	$1.34	17.5%	$1.62	47.3%	$1.62	47.25%
Stock price appreciation	5.0%	2.0%	10%	10.0%	20%	27.0%	42%	27.00%
Strategic plan (3)	Level I	1.0%	Level II	5.0%	Level III	13.5%	Level III	13.50%

								101.75%
Less maximum limit (1)								(1.75%)

Total								100.00%

Long-Term Incentive Plan (continued)

	2009 Incentive Goals
	Minimum		Target		Maximum
	Goal	Award % of Salary	Goal	Award % of Salary	Goal	Award % of Salary (1)	Actual Achieved	Award as a % of Base Salary
Other Named Executive Officers:
EBITDAR (dollars in millions) (2)	$568.5	3.2%	$586.1	15.8%	$603.7	42.5%	$584.9	12.6%
Earnings per share	$1.07	3.2%	$1.34	15.8%	$1.62	42.5%	$1.62	42.5%
Stock price appreciation	5.0%	1.8%	10%	9.0%	20%	24.3%	42%	24.3%
Strategic plan (3)	Level I	0.9%	Level II	4.5%	Level III	12.2%	Level III	12.2%

								91.6%
Less maximum limit (1)								(1.6%)

Total								90.0%

(1)	The maximum award level is capped in the aggregate at 100% of base salary for Mr. Diaz and 90% of base salary for the other participating Named Executive Officers.

(2)	The Company’s performance goals include the financial measure EBITDAR from both continuing and discontinued operations. The Company uses the term operating income (loss) in the 2009 Audited Financials when referring to EBITDAR. The Company uses EBITDAR as a meaningful measure of operating performance in addition to other measures. The Company believes that net income is the most comparable measure, in relation to generally accepted accounting principles, to EBITDAR. EBITDAR should be considered in addition to, not as a substitute for, or superior to, financial measures based upon generally accepted accounting principles as an indicator of operating performance. The actual performance achieved towards the 2009 EBITDAR goal can be calculated from the 2009 Audited Financials. EBITDAR for the year ended December 31, 2009 is calculated by eliminating from net income the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income, income taxes, depreciation, amortization and rent (as set forth in the Consolidated Statement of Operations and Note 4 of the 2009 Audited Financials).

(3)	The strategic planning goals are approved by the Committee and are based upon the achievement of specified levels of the Company’s strategic plan. The minimum target is achieved by satisfying level I objectives, the target goal is achieved by satisfying level I and level II objectives and the maximum goal is achieved by satisfying level I, level II and level III objectives.

The Committee exercised no discretion in 2009 to adjust these awards. Notwithstanding the foregoing, the Committee retains the right to administer the long-term incentive plan in its discretion, including the ability to reduce awards otherwise payable to a Named Executive Officer for unforeseen events or circumstances, such as restatements of the Company’s financial statements.

As noted previously, the Committee has established performance goals for 2010 under the long-term incentive plan. These goals are similar to the 2009 goals but reflect certain changes to focus the Named Executive Officers and management on the operational and financial challenges the Company expects to face in 2010.

Cash awards under the long-term incentive plan are payable in three equal annual installments on or about each of the first, second, and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due. This delayed payment feature serves as a significant retention vehicle for the Company. The awards earned in 2009 will be paid in three equal annual installments commencing on or about December 15, 2010.

Special Cash Bonuses

The Committee awarded special cash bonuses to Messrs. Diaz and Breier for their exceptional performance during 2009. Mr. Diaz received a cash bonus of $300,000 in recognition of the overall financial performance and stock price appreciation of the Company during 2009 despite a difficult operating environment and reductions in Medicare and Medicaid reimbursement. The Committee also noted the Company’s strong cash flows and continued commitment to creating a culture of quality throughout the organization. In addition, the Committee recognized Mr. Diaz’s extensive involvement and leadership in the national healthcare reform debate. Mr. Breier received a cash bonus of $250,000 for leading the hospital division through a difficult operating environment and his efforts to mitigate significant Medicare reimbursement reductions. In addition, the hospital division continued its efforts to improve its quality measures, reduce employee turnover and increase its revenues and profitability. The Committee believes that these special cash awards were appropriate given the level of performance and noted that the total direct compensation of these Named Executive Officers was within the 50th and 75th percentiles of the Company’s peers.

Equity-Based Compensation

Consideration of Annual Equity Awards

The Company uses equity-based compensation as a key component of its overall executive compensation strategy. Such awards provide a direct and long-term link between the results achieved for the Company’s shareholders and the total direct compensation provided to the Named Executive Officers. Equity-based compensation is designed to retain the Named Executive Officers through time-based vesting conditions and to motivate them to enhance the value of the Common Stock by aligning the financial interests of the Named Executive Officers with those of the Company’s shareholders. Equity-based compensation also provides an effective incentive for management to create shareholder value over several years since the full benefit of this element of compensation is primarily realized as a result of appreciation in the price of the Common Stock.

Historically, the Committee has awarded both stock options and restricted stock to the Named Executive Officers. The Committee has used a mixture of equity awards between stock options and restricted stock as an appropriate method to achieve the Company’s compensation strategies in relation to the total cost to the Company. Many companies in the Company’s peer group also allocate equity between stock options and restricted stock. The Committee believes that such equity awards provide incentives to the Named Executive Officers to grow the Company’s stock price since the full benefit of these awards cannot be achieved unless the value of the Common Stock increases. When evaluating equity-based compensation, the Committee also considers the accounting costs associated with the form of equity award and the perceived benefits by management of those awards.

In 2009, the Committee granted stock options, service-based restricted stock and performance-based restricted stock to its Named Executive Officers. The 2009 equity awards were allocated equally among stock options, service-based restricted stock and performance-based restricted stock based upon the relative fair value of the awards. The Committee believes that the stock options provide a strong link between executive compensation and the long-term performance of the Company. The service-based restricted stock promotes retention of the Named Executive Officers and builds their ownership stake in the Company. The performance-based restricted stock further enhances the Company’s pay for performance strategies by linking the vesting of the performance-based restricted stock to the Company’s financial performance during the applicable performance period. Performance-based restricted stock is not issued, nor does it entitle the potential recipient to vote or receive distributions, until the relevant performance goals are satisfied.

While the Committee does not have a formal policy with respect to the timing of grants of equity-based awards in connection with the release of material non-public information, the Committee generally considers issues raised by the timing of award grants when making such awards. The exercise price of stock options is equal to the closing price of the Company’s Common Stock on the NYSE on the date of grant. The Committee has not granted options with an exercise price that is less than the closing price of the Common Stock on the NYSE on the grant date and it has not granted stock options that are priced on a date other than the grant date.

The amount of equity awarded to the Named Executive Officers is based upon a number of factors. First, the Committee considers an overall assessment of the Company’s performance and the equity granting practices of other companies in the healthcare industry and its peer group. In addition, the Committee considers information prepared by Mercer with respect to the form of the equity awards and the relative costs. Based upon this assessment, the Committee then establishes an aggregate pool of potential equity awards for all participants in the equity-based incentive plan, including the Named Executive Officers.

Following the establishment of the aggregate pool of potential equity awards, the Committee considers benchmarks by position from the peer group in evaluating potential awards to the Named Executive Officers. The Chief Executive Officer also provides an assessment to the Committee of the overall level of performance for the other Named Executive Officers. The Committee then considers the overall performance of the Named Executive Officer and his actual and potential contribution to the Company’s growth and long-term performance in determining individual awards. The assessment of actual and potential contribution is based upon the Committee’s subjective evaluation of each Named Executive Officer in light of various operational and strategic challenges and opportunities facing the Named Executive Officer during the relevant year. The Committee also considers how the potential equity award impacts a Named Executive Officer’s total direct compensation. Based upon these assessments, the Committee ranks each Named Executive Officer in one of three award levels—high, middle or low. These award levels are converted to a multiple of base salary, generally within the relevant benchmark, and awards are made from the Company’s aggregate pool of available equity awards established by the Committee.

In March 2009, after evaluating the performance of the Company for 2008, the Committee established an aggregate pool of approximately 526,000 shares for potential equity awards to all participants. The Committee determined that the aggregate pool was appropriate given the Company’s stock price performance in 2008 along with the cost of the awards, and the dilutive effect of the awards on stockholders’ equity given the Company’s relatively low number of outstanding shares.

In March 2009, the Committee granted annual equity awards to the Named Executive Officers from the aggregate pool as follows:

	2009 Equity Grant
	Stock Options	Service-based Restricted Stock	Performance-based Restricted Stock
Mr. Diaz	65,742	29,255	29,255
Mr. Lechleiter	19,911	13,860	13,860
Mr. Battafarano	10,845	4,826	4,826
Mr. Breier	18,320	13,152	13,152
Mr. Bowen	17,500	7,250	7,250

The stock options vest in equal annual installments over three years and have a seven year life. The service-based restricted stock vests in equal annual installments over four years. An award of performance-based restricted stock is divided into three equal annual tranches relating to three consecutive annual performance periods. At the beginning of the relevant performance period, the Committee establishes the performance goals for the applicable tranches. If the performance goals are not satisfied in a given year, then some or all of the performance-based restricted stock in such year’s tranche will be forfeited by the Named Executive Officer.

As noted above, the individual awards also are based upon the Committee’s subjective evaluation of the Named Executive Officer’s performance. The Committee determined that Messrs. Lechleiter, Breier and Bowen had performed at the high range. The Committee determined that Mr. Diaz had performed at the middle range. The Committee determined that Mr. Battafarano had performed at the low range.

In making these grants, the Committee considered the performance of Mr. Diaz in successfully managing the Company’s three operating businesses, in developing the senior management team and in promoting a culture of quality throughout the Company. With respect to Mr. Lechleiter, the Committee determined that his efforts to reduce overhead costs and actively manage capital expenditures, as well as improving the Company’s balance sheet and liquidity position supported an award at the high level.

The awards for Mr. Breier reflect his exceptional transition into the lead role for the hospital division along with his efforts to motivate and energize the division. Under Mr. Breier, the division continued to grow patient admissions, provide high levels of quality care and customer satisfaction and achieved meaningful reductions in overhead. The division also made important organic changes to attract more Medicare Advantage patients and to improve its sales and marketing functions.

In evaluating Mr. Bowen’s performance, the Committee noted that the health services division significantly exceeded its financial goals for 2008 and continued to make improvements in quality and customer service. In addition, the division also continued to experience improvements in employee turnover.

The Committee considered Mr. Battafarano’s transition to a new role as chief operating officer as well as his previous awards made in connection with his appointment to that position.

As described above, the Committee granted these equity awards based upon its subjective evaluation that the equity awards were appropriate and desirable considering the foregoing contributions of the Named Executive Officers to the Company and the Committee’s desire to award total direct compensation that is competitive within its peer group. The Committee also considered the retention benefits of awarding stock options and service-based restricted stock as well as the link between the Company’s financial performance and the compensation provided to the Named Executive Officers created by awarding performance-based restricted stock.

During 2009, two tranches of performance-based restricted stock awards were eligible for vesting. Both tranches were subject to the same performance goals. The following chart depicts the minimum, target and maximum goals established for the 2009 performance period for these tranches of performance-based restricted stock.

	Minimum		Target		Maximum
	Goal	% of Award	Goal	% of Award	Goal	% of Award (1)	Actual Performance Achieved	% of Award Achieved (1)
EBITDAR (dollars in millions) (2)	$568.5	10.0%	$586.1	50.0%	$603.7	67.5%	$584.9	40.0%
Earnings per share	$1.07	10.0%	$1.34	50.0%	$1.62	67.5%	$1.62	67.5%

								107.5%
Less maximum limit (1)								(7.5%)

Total								100.0%

(1)	The maximum award level is capped in the aggregate at 100% of the potential award.

(2)	The Company’s performance goals include the financial measure EBITDAR from both continuing and discontinued operations. The Company uses the term operating income (loss) in the 2009 Audited Financials when referring to EBITDAR. The Company uses EBITDAR as a meaningful measure of operating performance in addition to other measures. The Company believes that net income is the most comparable measure, in relation to generally accepted accounting principles, to EBITDAR. EBITDAR should be considered in addition to, not as a substitute for, or superior to, financial measures based upon generally accepted accounting principles as an indicator of operating performance. The actual performance achieved towards the 2009 EBITDAR goal can be calculated from the 2009 Audited Financials. EBITDAR for the year ended December 31, 2009 is calculated by eliminating from net income the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income, income taxes, depreciation, amortization and rent (as set forth in the Consolidated Statement of Operations and Note 4 of the 2009 Audited Financials).

Performance-Based Restricted Stock Earned in 2009

The following chart reflects the actual performance-based restricted stock earned for achieving the 2009 goals.

	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen
Shares eligible from 2008 grant	8,176	1,414	6,484	3,302	2,203
Shares eligible from 2009 grant	9,751	4,620	1,608	4,384	2,416

Total eligible shares	17,927	6,034	8,092	7,686	4,619
(x) % of goals achieved	100%	100%	100%	100%	100%

Shares actually earned	17,927	6,034	8,092	7,686	4,619

The Committee has established performance goals for the 2010 performance period for the outstanding performance-based restricted stock. These goals are substantially similar to the 2009 goals but reflect revised targets for 2010.

Stock Ownership Guidelines

In 2008, the Company adopted stock ownership guidelines for its executive officers, including the Named Executive Officers. The Committee believes that the guidelines will ensure that the Named Executive Officers hold a sufficient amount of Common Stock to further strengthen the long-term link between the results achieved for the Company’s shareholders and the compensation provided to the Named Executive Officers.

The stock ownership guidelines for the Named Executive Officers are determined as a multiple of the Named Executive Officer’s base salary as follows:

Multiple of Base Salary
Mr. Diaz	2.5x
Mr. Lechleiter	1.5x
Mr. Battafarano	1.5x
Mr. Breier	1x
Mr. Bowen	1x

The Named Executive Officers have until June 30, 2012 to attain the required level of ownership. The minimum number of shares to be held by the Named Executive Officers will be calculated on each June 30 based upon the average of the high and low price of the Common Stock on the NYSE on that date.

If the applicable guideline is not achieved, the Named Executive Officer is required to retain an amount equal to 60% of net shares received under any equity awards. The Board of Directors may, at its discretion, waive the stock ownership guidelines if compliance would create a substantial hardship or prevent a Named Executive Officer from complying with a court order.

In determining whether a Named Executive Officer satisfies the required ownership level, the calculation will include stock held directly by the Named Executive Officer or owned either jointly with, or separately by, his immediate family members residing in the same household and shares held in trust for the benefit of the Named Executive Officer or his immediate family members. Stock ownership does not include unexercised stock options, stock appreciation rights, or the non-vested portion of any service-based or performance-based restricted stock awards.

Stock Trading Restrictions

The Company maintains a securities trading policy which applies to its employees including the Named Executive Officers. As part of the securities trading policy, the Company’s employees are prohibited from (1) short selling the Common Stock, (2) purchasing the Common Stock on margin, and (3) entering into hedging transactions involving the Common Stock. Named Executive Officers who violate such prohibitions are subject to disciplinary proceedings including dismissal.

Section 401(k) Plan and Other Perquisites and Benefits

The Company maintains a Section 401(k) plan (the “401(k) Plan”) that is a tax-qualified defined contribution retirement savings plan under which all eligible employees, including the Named Executive Officers, are eligible to contribute the lesser of (1) 30% of their pay or (2) the limit prescribed by the IRS, on a pretax basis. After one year of service, the Company has historically matched 25% of the first 6% of pay that a participant contributes to the 401(k) Plan and also may provide additional profit sharing contributions based upon the Company’s achievement of financial goals established by the Committee. All employee contributions to the 401(k) Plan are fully vested upon contribution and the Company’s matching contribution vests in equal installments over four years or in full immediately once the employee has four years of service. Contributions to the 401(k) Plan by the Named Executive Officers are usually limited by Internal Revenue Service (“IRS”) rules. For 2010, the Committee has elected to suspend the Company’s matching contributions.

In addition, the Named Executive Officers may participate in the Kindred Deferred Compensation Plan (the “DCP”), which is available to certain employees who are deemed “highly compensated” under the applicable IRS regulations. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. For 2009, the Company credited such participant’s account balance with an amount equal to (1) the 401(k) Plan contribution that would be calculated using the matching contribution formula in effect for such plan year, less (2) the amount such participant would receive during the plan year as a matching contribution under the 401(k) Plan if such participant had contributed the maximum amount of elective deferral contribution permissible under the administrative provisions of the 401(k) Plan for persons of such participant’s status. For 2010, the Committee has elected to suspend the Company matching contribution. The DCP is discussed in further detail under the heading “Non-Qualified Deferred Compensation Table–Fiscal Year 2009.”

The Company and the Committee believe that, in order to attract and retain qualified executives and other key employees, the provision of certain perquisites and other personal benefits to such executives and other key employees is reasonable and consistent with the Company’s overall executive compensation program. Such benefits provided to the Named Executive Officers include the payment of life insurance premiums, limited personal use of the Company’s aircraft and the ability to receive a discounted cash payment in lieu of accumulated paid time off benefits.

Employment and Other Agreements

For several years, the Company has maintained employment agreements with its executive officers, including the Named Executive Officers. The Committee provides employment agreements to its Named Executive Officers because it believes that these arrangements are typical in healthcare companies and to ease the consequences of an unexpected termination of employment. The Committee believes that severance terms and benefits under these agreements generally are competitive within the healthcare industry and are important factors in attracting and retaining executive talent. These agreements also support the retention of key employees during periods of uncertainty.

Mr. Diaz

Effective January 1, 2004, the Company entered into an employment agreement with Mr. Diaz in connection with his promotion to Chief Executive Officer that was revised in December 2008 to ensure documentary compliance with Section 409A of the Code and related regulations (“Section 409A”). The agreement has a three-year term, which is extended automatically each day by one day unless the Company notifies Mr. Diaz of its intent not to extend the term. Upon such notification, the employment agreement will terminate in three years. Mr. Diaz’s employment agreement provides for a base salary and the ability to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. Mr. Diaz may receive increases in his base salary as approved by the Committee.

Mr. Diaz’s employment agreement also provides for severance payments if his employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Battafarano

Effective March 1, 2008, the Board of Directors promoted Mr. Battafarano to Chief Operating Officer. In connection with this promotion, the Company entered into a new employment agreement with Mr. Battafarano, which was revised in December 2008 to ensure documentary compliance with Section 409A. The agreement has a three-year term and provides that Mr. Battafarano is entitled to an annual base salary of $650,000. The agreement also provides that Mr. Battafarano is entitled to participate in the Company’s short-term incentive plan with a target bonus of 75% of base salary, the Company’s long-term incentive plan with a target bonus of 45% of base salary, the Company’s equity-based plan and other employee benefit plans.

Mr. Battafarano’s employment agreement also provides for severance if his employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control.”

Mr. Lechleiter, Mr. Breier and Mr. Bowen

For several years, the Company also has had employment agreements with Messrs. Lechleiter, Breier and Bowen. Each of these agreements were revised in December 2008 to ensure documentary compliance with Section 409A. The agreements for Mr. Lechleiter, Mr. Breier and Mr. Bowen contain substantially similar terms. These agreements have a one-year term, which is extended automatically each day by one day unless the Company notifies the Named Executive Officer of its intent not to extend the term. Upon such notification, the employment agreement will terminate in one year.

The employment agreements provide a base salary and the ability of these Named Executive Officers to participate in the Company’s short-term and long-term cash incentive plans, the Company’s equity-based plans and other employee benefit plans. The Named Executive Officer may receive increases in his base salary as approved by the Committee.

The employment agreements also provide for severance payments if the Named Executive Officer’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.”

Change in Control Severance Agreements

For several years, the Company has had change in control severance agreements with its executive officers, including each of the Named Executive Officers. The agreements for the Named Executive Officers generally contain substantially similar terms. These agreements provide for the payment of severance benefits under certain circumstances. The amount and circumstances giving rise to these severance benefits are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.” The Committee has provided change in control severance agreements to its Named Executive Officers since it believes that these arrangements are typical in healthcare companies and to avoid the distraction and loss of key management personnel that may occur in connection with a rumored or actual change in control. The Committee believes that such agreements protect the Company and its shareholders by maintaining employee focus and alignment with shareholders during rumored or actual change in control activities and support the retention of key employees during periods of uncertainty.

During 2009, the Committee considered and approved modifications to the change in control severance agreements of the Company’s officers, including each of the Named Executive Officers, to eliminate two provisions that, in the Committee’s view, are no longer consistent with best practices. As revised, the change in control severance agreements provide that the Named Executive Officer is not entitled to any change in control severance benefits unless (1) a change in control occurs and (2) the Named Executive Officer is terminated either by the Company other than for cause or by the Named Executive Officer upon a “good reason” event. A good reason event is generally defined as an event that materially impairs the Named Executive Officer’s employment or level of compensation. Under the previous agreements, a Named Executive Officer could voluntarily terminate his employment for any or no reason within two specified periods following a change in control and receive change in control severance benefits. This right has been removed from the revised agreements. The previous agreements also provided that the Company would “gross-up” the Named Executive Officers for any excise taxes related to change in control severance benefits. The revised agreements eliminate such provisions and the Named Executive Officers will no longer be “grossed-up” for any applicable excise taxes. The Committee believes that these changes were appropriate to more broadly align the change in control severance agreements with general market practice.

Executive Compensation Tax Deductibility

Section 162(m) of the Code generally provides that the compensation paid by publicly held corporations to the chief executive officer and any employee whose compensation is required to be reported to shareholders by reason of such employee being among the three other most highly paid executive officers of the Company (other than the Chief Financial Officer) in the year for which a deduction is claimed by the Company (including its subsidiaries) in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by shareholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. Although the Company attempts to structure incentive compensation to be deductible for federal income tax purposes, the Company’s primary policy is to maximize the effectiveness of the Company’s executive compensation program. In that regard, the Committee intends to remain flexible to take actions that are deemed to be in the best interests of the Company and its shareholders. Such actions may not always qualify for tax deductibility under the Code.

Beginning on January 1, 2006, the Company began accounting for equity-based incentive compensation in accordance with the requirements of the authoritative guidance for stock-based compensation, now known as FASB ASC Topic 718—Stock Compensation (“FASB ASC Topic 718”).

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation for fiscal years 2009, 2008 and 2007 for the Company’s (1) Chief Executive Officer, (2) Chief Financial Officer, and (3) three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers as of December 31, 2009 (collectively referred to as the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings (4)		All Other Compensation (5)	Total
Paul J. Diaz President and Chief Executive Officer	2009	$1,040,839	$300,000	(6)	$706,636	(7)	$422,721	$2,161,940	$5,475		$107,893	$4,745,504
	2008	$998,269	—		$844,692	(8)	$593,672	$1,083,575	$696		$90,828	$3,611,732
	2007	$942,226	$1,000,000	(9)	$2,796,893		—	$1,798,861	$250		$107,785	$6,646,015

Richard A. Lechleiter Executive Vice President and Chief Financial Officer	2009	$451,462	—		$298,925	(7)	$128,028	$693,064	$1,739		$38,655	$1,611,873
	2008	$433,147	—		$146,043	(8)	$102,651	$299,606	$270		$24,836	$1,006,553
	2007	$412,946	$100,000	(9)	$557,917		—	$594,580	$163		$58,923	$1,724,529

Frank J. Battafarano Chief Operating Officer	2009	$675,000	—		$191,433	(7)	$69,733	$1,149,038	$37,697	(10)	$67,682	$2,190,583
	2008	$606,218	—		$799,103	(8)	$249,386	$540,199	$209,957	(11)	$59,652	$2,464,515
	2007	$433,589	—		$585,773		—	$628,344	$69,717	(11)	$48,724	$1,766,147

Benjamin A. Breier Executive Vice President and President, Hospital Division	2009	$415,390	$250,000	(6)	$312,235	(7)	$117,798	$576,008	—		$63,962	$1,735,393
	2008	$375,752	—		$405,686	(8)	$129,026	$228,549	—		$63,257	$1,202,270
	2007	$278,184	—		$461,356		—	$413,631	—		$45,782	$1,198,953

Lane M. Bowen Executive Vice President and President, Health Services Division	2009	$442,411	—		$177,690	(7)	$112,525	$676,614	$4,867		$58,986	$1,473,093
	2008	$424,024	—		$227,563	(8)	$159,961	$348,020	$521		$11,169	$1,171,258
	2007	$397,715	—		$898,346		—	$630,176	$225		$20,804	$1,947,266

(1)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for all service-based restricted stock is calculated using the closing price of the Company’s Common Stock on the date of grant. With respect to performance-based restricted stock, because performance goals for each tranche are established annually, aggregate grant date fair value is calculated for purposes of FASB ASC Topic 718 using the closing price of the Company’s Common Stock on the date of grant for the first tranche of the 2009 award, and using the closing price of the Company’s Common Stock on the date performance goals are established for each remaining tranche. During 2009, performance goals were established for the second tranche of the 2008 award of performance-based restricted stock. Accordingly, the aggregate grant date fair value of the first tranche of the 2009 award and the second tranche of the 2008 award is included above. The aggregate grant date fair value for the third tranche of the 2008 award and the second and third tranches of the 2009 award will be calculable in subsequent years, using the closing price of the Company’s Common Stock on the date performance goals are established for each tranche.

(2)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts with respect to fiscal year 2009 are discussed in Note 14 of the Company’s 2009 Audited Financials. The assumptions used in calculating these amounts with respect to fiscal year 2008 are discussed in Note 14 of the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2009. The assumptions used in calculating these amounts with respect to fiscal year 2007 are discussed in Note 15 of the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008.

(3)	These amounts represent amounts earned under the Company’s short-term incentive plan and the long-term incentive plan. The Named Executive Officers earned the following amounts under the Company’s short-term incentive plan during 2009, 2008 and 2007:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen
2009	$1,159,650	$301,797	$564,038	$216,003	$293,191
2008	948,266	246,785	461,224	179,948	296,258
2007	848,842	221,958	237,096	161,622	270,171

The Named Executive Officers earned the following amounts under the Company’s long-term incentive plan during 2009, 2008 and 2007:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen
2009	$1,002,290	$391,267	$585,000	$360,005	$383,423
2008	135,309	52,821	78,975	48,601	51,762
2007	950,019	372,622	391,248	252,009	360,005

Amounts earned under the long-term incentive plan are payable in three equal installments on or about each of the first, second and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due.

(4)	These amounts represent the above-market interest earned in the DCP during the respective year. For 2009, above-market interest equals the amount of interest in excess of 120% of the federal long-term rate as of October 1 of the prior year. The federal long-term rate as of October 1, 2008, 2007 and 2006 was 4.32%, 4.88% and 5.02%, respectively.

(5)	The amounts in this column include Company contributions for the respective periods for the benefit of the Named Executive Officers to the Company’s 401(k) Plan and the DCP, the taxable value of life insurance premiums paid by the Company, certain transportation-related benefits (“TRB”) and discounted cash payments in lieu of accumulated paid time off benefits (“PTO”). These amounts for 2009 were as follows:

	Year	401(k)	DCP	Life	TRB	PTO	Total
Mr. Diaz	2009	$2,708	$5,272	$1,710	$46,161	$52,042	$107,893
Mr. Lechleiter	2009	2,708	—	1,062	16,858	18,027	38,655
Mr. Battafarano	2009	2,708	2,306	3,096	17,384	42,188	67,682
Mr. Breier	2009	2,708	—	379	37,798	23,077	63,962
Mr. Bowen	2009	2,708	3,858	1,945	1,317	49,158	58,986

For purposes of determining the value of the TRB, the Company bases the calculation on the aggregate incremental cost to the Company for the use of the Company’s aircraft or chartered aircraft by each Named Executive Officer and such Named Executive Officer’s requested occupants. The aggregate incremental cost for the Company aircraft is based upon a cost-per-flight-hour charge developed from the annual direct costs to operate the Company’s aircraft. The incremental cost for any chartered aircraft is the actual cost of the chartered aircraft paid by the Company.

(6)	These amounts represent cash bonuses awarded to Messrs. Diaz and Breier for exceptional performance during 2009. See the Compensation Discussion and Analysis section beginning on page 14 for a more detailed discussion of these awards.

(7)

As previously discussed, the Company granted to each of the Named Executive Officers an award of performance-based restricted stock in 2008 and 2009. Each award consists of three tranches, the first of which will vest based upon performance during the year of grant, the second of which will vest based upon performance during the year immediately following the year of grant and the third of which will vest based upon performance during the second year immediately following the year of grant. Performance criteria for the relevant tranches are not established until the year of performance with respect to which such tranche may vest. As a result, the grant date fair value for future tranches of the 2008 and 2009 awards cannot be determined for purposes of FASB ASC Topic 718 until the date the performance goals of each remaining tranche are established. The amounts reflected in the Summary Compensation Table includes the grant date fair value, calculated pursuant to FASB ASC Topic 718, of (i) the first tranche of performance-based restricted stock granted during 2009, and (ii) the second tranche of performance-based restricted stock granted during 2008, as follows:

Year/Tranche	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen
2009—Tranche 1	$146,850	$69,577	$24,216	$66,023	$36,385
2008—Tranche 2	119,206	20,616	94,537	48,143	32,120

The grant date fair value for all performance-based restricted stock granted to the Named Executive Officers during 2009, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant, is as follows:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen
2009	$440,580	$208,732	$72,680	$198,069	$109,185

As previously discussed, the grant date fair value for tranches 2 and 3 of the 2009 performance-based restricted stock cannot be calculated until the performance goals for each respective period have been established.

(8)	This amount includes the grant date fair value of the first tranche of performance-based restricted stock granted during 2008, as follows:

Year/Tranche	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen
2008—Tranche 1	$211,160	$36,498	$167,482	$85,265	$56,878

The grant date fair value for all performance-based restricted stock granted to the Named Executive Officers during 2008, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant, is as follows:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen
2008	$633,532	$109,545	$502,471	$255,846	$170,685

Because the minimum performance goals for the 2008 performance period were not achieved, each Named Executive Officer forfeited the first tranche of the 2008 performance-based restricted stock granted to him.

(9)	This amount represents a cash bonus awarded to such Named Executive Officer in connection with the spin-off of the Company’s former pharmacy division in 2007 (the “KPS Spin-off”).

(10)	This amount excludes the aggregate decrease in actuarial present value of Mr. Battafarano’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (the “SERP”) during 2009 of $90,795. See the “Pension Benefits Table—Fiscal Year 2009” for a description of the benefit calculation and assumptions used to calculate the 2009 amount. Mr. Battafarano is the only Named Executive Officer participating in the SERP.

(11)	These amounts include the aggregate increase in actuarial present value of Mr. Battafarano’s accumulated benefit under the SERP during 2008 and 2007 of $205,429 and $67,753, respectively.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL YEAR 2009

The following table sets forth information regarding grants of awards under incentive compensation programs to the Company’s Named Executive Officers during fiscal year 2009.

Name	Grant Date	Estimated Possible/Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (#)(1)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(3)	All Other Option Awards: Number of Shares of Securities Underlying Options (#)(1)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold	Target	Maximum
Paul J. Diaz
Short-term incentive plan (6)	N/A	$400,916	$1,002,290	$1,353,092
Long-term incentive plan (7)	N/A	$100,229	$501,145	$1,002,290
	3/20/09				29,255				$146,850	(8)
	3/20/09					29,255			$440,580
	3/20/09						65,742	$15.06	$422,721
Richard A. Lechleiter
Short-term incentive plan (6)	N/A	$104,338	$260,845	$352,140
Long-term incentive plan (7)	N/A	$39,127	$195,633	$391,267
	3/20/09				13,860				$69,577	(8)
	3/20/09					13,860			$208,732
	3/20/09						19,911	$15.06	$128,028
Frank J. Battafarano
Short-term incentive plan (6)	N/A	$195,000	$487,500	$658,125
Long-term incentive plan (7)	N/A	$58,500	$292,500	$585,000
	3/20/09				4,826				$24,216	(8)
	3/20/09					4,826			$72,680
	3/20/09						10,845	$15.06	$69,733
Benjamin A. Breier
Short-term incentive plan (6)	N/A	$96,001	$240,003	$324,004
Long-term incentive plan (7)	N/A	$36,000	$180,002	$360,005
	3/20/09				13,152				$66,023	(8)
	3/20/09					13,152			$198,069
	3/20/09						18,320	$15.06	$117,798
Lane M. Bowen
Short-term incentive plan (6)	N/A	$102,246	$255,616	$345,081
Long-term incentive plan (7)	N/A	$38,342	$191,712	$383,423
	3/20/09				7,250				$36,385	(8)
	3/20/09					7,250			$109,185
	3/20/09						17,500	$15.06	$112,525

(1)	These amounts reflect awards under the Kindred Healthcare, Inc. 2001 Stock Incentive Plan, Amended and Restated (the “Stock Incentive Plan”).

(2)

These amounts reflect all performance-based restricted stock granted during 2009 to the Named Executive Officers, regardless of when, or if, such performance-based restricted stock vests. These performance-based restricted stock grants are divided into three equal tranches corresponding to annual performance periods for 2009, 2010 and 2011. The Committee establishes performance goals annually for the current year’s tranche. If the performance goals are not satisfied in a given performance period, then some or all of the performance-based restricted stock in the relevant performance period will be forfeited by the Named Executive Officer. See the “Equity-Based Compensation” portion of the Compensation Discussion and Analysis section beginning on page 14 for a description of the minimum, target and maximum goals established for the 2009 performance period for the performance-based restricted stock granted in 2009. With respect to the first and second tranches of the performance-based restricted stock granted during 2009, performance above a minimum threshold in respect of one of either of the two relevant goals would result in an award percentage of 10% of such tranche. Further, because a 100% cap has been established as the maximum award level with respect to the first and second tranches of performance-based restricted stock granted during 2009, the target award payout for the first and second tranches equals the maximum possible payout. In February 2010, based upon the Company’s performance with respect to the 2009 performance period, each Named Executive Officer was awarded the following number of performance-based restricted shares from the first tranche of the 2009 award: Mr. Diaz – 9,751 shares; Mr. Lechleiter – 4,620 shares; Mr. Battafarano – 1,608 shares; Mr. Breier – 4,384 shares; and Mr. Bowen – 2,416 shares. Threshold, target and maximum performance criteria have not yet been established for the third tranche of the 2009 performance-based restricted stock awards.

(3)	The shares of service-based restricted stock granted on March 20, 2009 vest in four equal annual installments, beginning on the first anniversary of the date of grant. These share awards entitle each Named Executive Officer to receive dividends if and when declared by the Board. The Company has not paid, and does not anticipate that it will pay in the foreseeable future, any cash dividends.

(4)	The stock options granted on March 20, 2009 vest in three equal annual installments, beginning on the first anniversary of the date of grant.

(5)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.

(6)	These amounts reflect potential payouts under the Company’s short-term incentive plan. Actual awards for 2009 have been disclosed in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(7)	These amounts reflect potential future payouts under the Company’s long-term incentive plan. Actual awards for 2009 have been disclosed in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” Awards under the long-term incentive plan are payable in three equal annual installments on or about each of the first, second and third anniversaries of the end of the relevant performance period for which they are earned, provided generally that the participant is employed by the Company at the time the payments are due.

(8)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the first tranche of performance-based restricted stock granted in 2009. As previously disclosed, the 2009 grants of performance-based restricted stock are divided into three equal tranches corresponding to annual performance periods for 2009, 2010 and 2011. Because performance goals for the second and third tranches of performance-based restricted stock granted in 2009 were not established during 2009, the grant date fair value for these tranches is not included in these amounts. For purposes of FASB ASC Topic 718, a grant date fair value for the second and third tranches cannot be determined until the date performance goals are established for each tranche. The grant date fair value for all performance-based restricted stock granted to the Named Executive Officers during 2009, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant, is set forth in footnote 7 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2009

The following table sets forth information regarding outstanding equity awards held by the Company’s Named Executive Officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Grant Date	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Paul J. Diaz	251,896	0	1/28/02	$14.82	1/28/12	(4)	97,044	$1,791,432	45,607	$841,905
	6,448	0	7/23/02	$12.16	7/23/12	(4)
	104,684	0	10/28/03	$15.10	10/28/13	(5)
	82,484	0	7/26/04	$18.26	7/26/14	(5)
	76,660	0	4/27/05	$23.76	4/27/12	(4)(6)
	133,371	0	8/10/05	$23.80	8/10/12	(4)(6)
	59,820	21,925	2/23/06	$16.81	2/23/13	(7)
	20,963	41,926	2/19/08	$25.83	2/19/15	(7)
	0	65,742	3/20/09	$15.06	3/20/16	(7)

Richard A. Lechleiter	38,733	0	2/25/02	$15.29	2/25/12	(4)	28,660	$529,064	16,688	$308,060
	26,170	0	7/23/02	$12.16	7/23/12	(4)
	29,645	0	7/22/03	$8.43	7/22/13	(5)
	19,897	0	7/26/04	$18.26	7/26/14	(5)
	13,085	0	2/23/05	$23.25	2/23/15	(5)(6)
	12,617	0	4/27/05	$23.76	4/27/12	(4)(6)
	21,952	0	8/10/05	$23.80	8/10/12	(4)(6)
	18,401	6,134	2/23/06	$16.81	2/23/13	(7)
	3,625	7,249	2/19/08	$25.83	2/19/15	(7)
	0	19,911	3/20/09	$15.06	3/20/16	(7)

Frank J. Battafarano	6,521	0	7/23/02	$12.16	7/23/12	(4)	33,698	$622,065	17,795	$328,496
	17,238	0	7/22/03	$8.43	7/22/13	(5)
	14,421	0	7/26/04	$18.26	7/26/14	(5)
	13,085	0	2/23/05	$23.25	2/23/15	(5)(6)
	13,047	0	4/27/05	$23.76	4/27/12	(4)(6)
	35,985	0	8/10/05	$23.80	8/10/12	(4)(6)
	13,373	6,442	2/23/06	$16.81	2/23/13	(7)
	8,806	17,612	2/19/08	$25.83	2/19/15	(7)
	0	10,845	3/20/09	$15.06	3/20/16	(7)

Benjamin A. Breier	16,356	0	8/01/05	$28.41	8/1/12	(4)(6)	31,039	$572,980	19,756	$364,696
	4,090	4,092	2/23/06	$16.81	2/23/13	(7)
	4,556	9,112	2/19/08	$25.83	2/19/15	(7)
	0	18,320	3/20/09	$15.06	3/20/16	(7)

Lane M. Bowen	13,085	0	2/23/05	$23.25	2/23/15	(5)(6)	27,400	$505,804	11,656	$215,170
	9,561	0	4/27/05	$23.76	4/27/12	(4)(6)
	9,225	0	8/10/05	$23.80	8/10/12	(4)(6)
	4,303	4,303	2/23/06	$16.81	2/23/13	(7)
	5,649	11,296	2/19/08	$25.83	2/19/15	(7)
	0	17,500	3/20/09	$15.06	3/20/16	(7)

(1)	These shares represent unvested service-based restricted stock. The unvested service-based restricted stock held by each of the Named Executive Officers as of December 31, 2009 will vest as follows:

Vesting Date	Mr. Diaz (# of shares)	Mr. Lechleiter (# of shares)	Mr. Battafarano (# of shares)	Mr. Breier (# of shares)	Mr. Bowen (# of shares)
2/19/10	6,132	1,060	7,779	3,101	1,652
2/23/10	13,823	3,868	4,061	2,173	2,713
3/20/10	7,313	3,465	1,206	3,288	1,812
4/25/10	17,785	3,875	4,069	3,205	6,240
2/19/11	6,132	1,060	7,780	3,101	1,652
3/20/11	7,314	3,465	1,207	3,288	1,813
4/25/11	17,785	3,876	4,069	3,205	6,241
2/19/12	6,132	1,061	1,114	3,102	1,652
3/20/12	7,314	3,465	1,206	3,288	1,812
3/20/13	7,314	3,465	1,207	3,288	1,813

Total	97,044	28,660	33,698	31,039	27,400

(2)	Market value is calculated by multiplying the total number of shares of Common Stock that have not vested by $18.46, which was the closing price of the Common Stock on the NYSE on December 31, 2009.

(3)	These shares represent all unvested performance-based restricted stock that may be earned under the second and third tranches of the 2008 performance-based restricted stock award and all three tranches of the 2009 performance-based restricted stock award. Each award of performance-based restricted stock is divided into three equal annual tranches relating to three consecutive annual performance periods. At the beginning of the relevant performance period, the Committee establishes the performance goals for the applicable tranche. If the performance goals are not satisfied in a given year, some or all of the performance-based restricted stock in such year’s tranche will be forfeited by the Named Executive Officer. In February 2010, based upon the Company’s performance with respect to the 2009 performance period, each Named Executive Officer was awarded performance-based restricted stock from the first tranche of the 2009 award and the second tranche of the 2008 award. A description of these awards is set forth under the “Performance-Based Restricted Stock Earned in 2009” portion of the Compensation Discussion and Analysis section beginning on page 14.

(4)	As initially granted, these options vest in four equal annual installments beginning on the first anniversary of the date of grant.

(5)	As initially granted, these options vest in three equal annual installments beginning on the first anniversary of the date of grant.

(6)	As initially granted, these options were to vest in either three or four equal annual installments beginning on the first anniversary of the date of grant. On December 14, 2005, the Executive Compensation Committee accelerated the vesting of all unvested stock options under the Stock Incentive Plan which had exercise prices greater than the closing price of the Common Stock on December 14, 2005 of $26.48 per share. Prior to the adjustments associated with the KPS Spin-off, each of these stock options had an exercise price greater than $26.48.

(7)	The unvested options held by each of the Named Executive Officers as of December 31, 2009 will vest as follows:

Vesting Date	Mr. Diaz (# of options)	Mr. Lechleiter (# of options)	Mr. Battafarano (# of options)	Mr. Breier (# of options)	Mr. Bowen (# of options)
2/19/10	20,963	3,624	8,806	4,556	5,648
2/23/10	21,925	6,134	6,442	4,092	4,303
3/20/10	21,914	6,637	3,615	6,107	5,834
2/19/11	20,963	3,625	8,806	4,556	5,648
3/20/11	21,914	6,637	3,615	6,106	5,833
3/20/12	21,914	6,637	3,615	6,107	5,833

Total	129,593	33,294	34,899	31,524	33,099

OPTION EXERCISES AND STOCK VESTED TABLE—FISCAL YEAR 2009

The following table sets forth information regarding each exercise of stock options and all vesting of stock during the year ended December 31, 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Paul J. Diaz	67,332	$454,491	85,747	$1,288,102
Richard A. Lechleiter	—	—	14,252	$211,433
Frank J. Battafarano	—	—	23,592	$349,029
Benjamin A. Breier	—	—	10,979	$159,674
Lane M. Bowen	—	—	13,566	$195,080

PENSION BENEFITS TABLE—FISCAL YEAR 2009

The following table sets forth information regarding each plan providing payments or other benefits at, following or in connection with, the retirement of the Named Executive Officers.

The Company adopted the SERP on January 1, 1998 to attract and retain talented executives by providing additional compensation in the form of a monthly retirement benefit. Upon a participant’s normal retirement (defined as any termination of employment on or after a participant attains age 62), such participant would be entitled to receive a monthly retirement benefit for the remainder of such participant’s lifetime in an amount equal to one-twelfth of the product of (1) the participant’s maximum retirement benefit percentage (between 50%-100% based upon such participant’s position within the Company); (2) the participant’s salary and short-term target bonus in the year of termination of employment; and (3) the participant’s vesting percentage which increased 5% for each additional year of service up to a maximum of 100%. Effective December 31, 1999, the SERP was amended to eliminate the accrual of any additional benefits and to freeze accumulated benefits. The SERP was terminated in February 2001. The termination of the SERP had no effect on the future payment of vested benefits under the SERP. Mr. Battafarano is the only Named Executive Officer participating in the SERP. Pursuant to the provisions of the SERP, Mr. Battafarano has elected to receive a lump sum payment equal to the present value of his accumulated benefit upon retirement in lieu of a monthly retirement benefit.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year (1)
Paul J. Diaz	—	—	—		—
Richard A. Lechleiter	—	—	—		—
Frank J. Battafarano	Supplemental Executive Retirement Plan	8	$911,058	(2)	—
Benjamin A. Breier	—	—	—		—
Lane M. Bowen	—	—	—		—

(1)	No benefits are payable until age 65. Mr. Battafarano is currently 59.

(2)	As set forth in the SERP, the present value of any future payment stream is determined using the following assumptions: (i) mortality based upon the 1994 Group Annuity Mortality Table (50% males/50% females); and (ii) a discount rate equal to the rolling average of the yield on U.S. Treasury ten-year notes for the three months preceding a participant’s normal retirement date. The following data also was used to calculate this amount: a maximum retirement benefit percentage of 70%; eligible base salary of $215,000 and short-term target bonus of $129,000; and a vesting percentage of 40% for eight years of service.

NON-QUALIFIED DEFERRED COMPENSATION TABLE—FISCAL YEAR 2009

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul J. Diaz	$21,086	(3)	$5,272	$13,140	—	$168,649	(4)
Richard A. Lechleiter	—		—	$4,173	—	$49,283	(5)
Frank J. Battafarano	$138,367	(6)	$2,306	$90,474	—	$1,086,777	(7)
Benjamin A. Breier (8)	—		—	—	—	—
Lane M. Bowen	$38,572	(9)	$3,858	$11,682	—	$153,168	(10)

(1)	The amounts included in this column are included in the “All Other Compensation” column of the Summary Compensation Table for 2009 for such Named Executive Officer.

(2)	The amounts reported in this column include above-market interest earned in the DCP during 2009 as reported in the “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2009 for such Named Executive Officer.

(3)	This amount is included in the “Salary” column of the Summary Compensation Table for 2009 for Mr. Diaz.

(4)	This amount includes $117,115 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(5)	This amount includes $38,074 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(6)	This amount represents a portion of Mr. Battafarano’s short-term incentive plan award earned in 2008 but actually paid to Mr. Battafarano in February 2009.

(7)	This amount includes $696,524 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

(8)	Mr. Breier has elected not to participate in the DCP.

(9)	This amount includes $23,759 included in the “Salary” column of the Summary Compensation Table for 2009 for Mr. Bowen, as well as $14,813 from the short-term incentive plan award earned in 2008 but actually paid to Mr. Bowen in February 2009.

(10)	This amount includes $67,552 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of the Company’s previous proxy statements.

The Company maintains the DCP for certain highly compensated employees, including the Named Executive Officers. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. For 2009, the Company credited such participant’s account balance with an amount equal to (1) the 401(k) Plan contribution that would be calculated using the matching contribution formula in effect for such plan year, less (2) the amount such participant would receive during the plan year as a matching contribution under the 401(k) Plan if such participant had contributed the maximum amount of elective deferral contribution permissible under the administrative provisions of the 401(k) Plan for persons of such participant’s status. For 2010, the Company has elected to suspend the Company’s matching contribution. Amounts credited to a participant’s account will accrue interest at a fixed rate equal to the interest rate published in Moody’s Bond Record under the heading “Moody’s Seasoned Corporate Bond Yield Baa Average” for the month of October immediately preceding each plan year. The effective interest rate for 2009 was 8.88%.

A participant under the DCP is generally entitled to a distribution from such participant’s account upon (1) the participant’s retirement (defined as any termination of employment on or after a participant attains age

55) or termination of employment (other than as a result of death) prior to retirement, (2) the participant’s death, or (3) the occurrence of an unforeseen financial emergency (but only to the extent such distribution is necessary to relieve the unforeseen financial emergency). Upon retirement, or in the event a participant’s employment is terminated other than as a result of death, a participant will receive 100% of such participant’s account balance, payable in a lump sum or in equal monthly installments over a 5, 10 or 15 year period as selected by the participant when the participant initially enters the DCP. Each of the participating Named Executive Officers has elected to receive a lump sum payment equal to his account balance upon retirement or termination of employment. In the event a participant dies before retirement or a termination of employment, such participant’s beneficiary will receive 100% of the participant’s account balance in a lump sum payment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As more fully described below, the following contracts provide for payments and other benefits to the Named Executive Officers upon the occurrence of various employment termination or change in control events (capitalized terms not otherwise previously defined are defined below):

•	Employment Agreements—in the event of death, Disability, or an Involuntary Termination;

•	Change in Control Severance Agreements—in connection with a termination of employment following a Change in Control;

•	Equity Plan—in the event of death, Disability, or a Change in Control; and

•	Long-term incentive plan—in the event of death, Disability, Retirement, termination of employment without Cause, or following a Qualified Change in Control.

In addition to the foregoing, termination and change in control payments are payable under the SERP and the DCP in certain circumstances. See the “Pension Benefits Table–Fiscal Year 2009” and the “Non-qualified Deferred Compensation Table–Fiscal Year 2009” for details regarding the triggering events and amounts payable under the SERP and the DCP, respectively.

In lieu of any payment each Named Executive Officer would otherwise be entitled to under the terms and conditions of the short-term incentive plan, each Named Executive Officer’s Employment and Change in Control Severance Agreement expressly provides for a payment under the short-term incentive plan following an Involuntary Termination or Change in Control, respectively.

Definitions

Unless otherwise noted, the term “Disability” means the Named Executive Officer shall be unable, or fail, to perform the essential functions of his position for any period of 90 days or more. Unless otherwise noted, the term “Cause” means such Named Executive Officer’s (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates. Unless otherwise noted, for purposes of each Named Executive Officer’s Employment Agreement, “Good Reason” means, without the Named Executive Officer’s written consent, (1) a material adverse change in the Named Executive Officer’s authority, duties or responsibilities; (2) the Company shall materially reduce the base salary or the annual bonus opportunity of the Named Executive Officer; (3) the Company shall require the Named Executive Officer to relocate his principal business office more than 30 miles from its current location, or (4) a material breach of the Company’s obligation to (i) allow the Named Executive Officer to participate in the Company’s employee benefit plans, (ii) require any successor to all or substantially all of the business and/or assets of the Company to assume the Named Executive Officer’s employment agreement, and (iii) with respect to Mr. Diaz, provide liability, life and disability insurance. Unless otherwise noted, for purposes of each Named Executive Officer’s Change in Control Severance Agreement, “Good

Reason” means (1) the Named Executive Officer’s title, duties, responsibilities or authority is reduced or diminished without his written consent; (2) the Named Executive Officer’s compensation is reduced; (3) the Named Executive Officer’s benefits are reduced, other than pursuant to a uniform reduction applicable to all managers of the Company; or (4) the Named Executive Officer is asked to relocate his office to a place more than 30 miles from its current location. Unless otherwise noted, the term “Involuntary Termination” means the Named Executive Officer terminates his employment for Good Reason or the Company terminates his employment other than for Cause. Unless otherwise noted, the term “Retirement” means the voluntary termination of a Named Executive Officer’s employment after the age of 55. The term “Qualified Change in Control” means a Change in Control (as defined below) that qualifies as either a change in the (i) ownership of the Company, (ii) effective control of the Company, or (iii) ownership of a substantial portion of the assets of the Company, under Section 409A. Unless otherwise noted, the term “Change in Control” means:

(1) an acquisition (other than directly from the Company) of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 20% or more of the combined voting power of the Company’s then outstanding voting securities (excluding acquisitions of voting securities by the Company or any of its subsidiaries, or an employee benefit plan maintained by the Company or any of its subsidiaries);

(2) the individuals who constituted the Board of Directors of the Company cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of over 50% of the Board, such new director shall be considered as though such person were a member of the Board as of such date, unless such individual initially assumed office as a result of either an actual or threatened election or proxy contest;

(3) consummation of a merger, consolidation or reorganization involving the Company, unless (a) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger, consolidation or reorganization over which any person has beneficial ownership in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the surviving company; and (c) no person (other than the Company, any of its subsidiaries, any employee benefit plan maintained by the Company, the surviving company or any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 20% or more of the then outstanding voting securities) has beneficial ownership of 20% or more of the combined voting power of the surviving company’s then outstanding voting securities;

(4) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company;

(5) approval by the Company’s shareholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company); and

(6) any other event that the Board shall determine constitutes an effective change in control of the Company.

Employment Agreement—Mr. Diaz

Mr. Diaz’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Diaz is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Diaz is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Diaz is entitled to a prorated portion of his short-term incentive target award in the year of termination. If Mr. Diaz’s employment is terminated by the Company for Cause, no additional payments are made under his employment agreement. In the event of an Involuntary Termination, Mr. Diaz’s agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned (based upon actual performance) in the year of termination and three times his base salary and short-term incentive target award in the year of termination. In addition, for a three-year period following his termination date, Mr. Diaz would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). Also, until the end of the second taxable year following the year of termination, Mr. Diaz would be entitled to substantially similar office space and the services of an administrative assistant.

Employment Agreement—Mr. Battafarano

On March 1, 2008, Mr. Battafarano was promoted to Chief Operating Officer and entered into a new employment agreement with the Company. The term of Mr. Battafarano’s employment agreement extends until February 28, 2011, unless earlier terminated pursuant to the terms and conditions thereof. Mr. Battafarano’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Battafarano is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Battafarano is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Battafarano is entitled to a prorated portion of his short-term and long-term incentive plan bonuses in the year of termination (based upon actual performance). If Mr. Battafarano’s employment is terminated by the Company for Cause, no additional payments are made under his employment agreement. In the event of an Involuntary Termination prior to February 28, 2010, Mr. Battafarano’s employment agreement provides for (1) a cash severance payment equal to (a) his base salary he would have received during the remainder of the term of the agreement as if he had remained an employee of the Company and (b) his short-term target bonus multiplied by each full calendar year remaining during the term of the agreement, (2) a prorated portion of the short-term incentive plan bonus he would otherwise be entitled to receive (based upon actual performance) in the year of termination, payable as if he had remained an employee of the Company, (3) coverage under the Company’s employee benefit plans during the remainder of the term of the agreement as if he had remained an employee of the Company, and (4) additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options and the right to exercise such options (but in no event beyond the expiration of the original term of such options) during the remainder of the term of the agreement as if he had remained an employee of the Company. In the event of an Involuntary Termination after February 28, 2010, or if Mr. Battafarano completes the full term of the employment agreement, he is entitled to (1) a cash severance payment equal to (a) his base salary he would have received during the remainder of the term of the agreement as if he had remained an employee of the Company, (b) his short-term target bonus multiplied by each full calendar year remaining during the term of the agreement, and (c) an additional $300,000 lump sum payment, (2) a prorated portion of the short-term incentive plan bonus he would otherwise be entitled to receive (based upon actual performance) in the year of termination, payable as if he had remained an employee of the Company, (3) 36 months of vesting of service-based restricted stock and performance-based restricted stock awards and stock options and the right to exercise such options during such 36 month period (but in no event beyond the expiration of the original term of such options), and (4) coverage under the Company’s employee benefit plans for 38 months.

Employment Agreements—Other Named Executive Officers

Each of the other Named Executive Officers’ employment agreement provides for severance payments under certain circumstances. Following termination for any reason, such other Named Executive Officer is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, such Named Executive Officer is entitled to the following additional payments. If employment is terminated by reason of death or Disability, such Named Executive Officer is entitled to a prorated portion of his short-term incentive target award (based upon actual performance) in the year of termination. If such Named Executive Officer’s employment is terminated by the Company for Cause, no additional payments are made under his employment agreement. If such Named Executive Officer’s employment is subject to an Involuntary Termination, his employment agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned (based upon actual performance) in the year of termination and one and one-half times his base salary and short-term incentive target award in the year of termination. In addition, for an 18 month period following his termination date, such Named Executive Officer would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options).

Change in Control Severance Agreements

The Company also has entered into a change in control severance agreement with each of the Named Executive Officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a Change in Control of the Company if: (a) the Company terminates the executive’s employment without Cause or (b) the executive terminates employment with the Company for Good Reason. The benefits to be afforded the Named Executive Officers include: (a) a lump sum cash severance payment equal to three times base salary and short-term incentive target award as of the termination of employment or Change in Control date, whichever is greater; (b) continuation of health, dental, life and disability insurance coverage for three years; and (c) reimbursement of up to $5,000 for legal and accounting fees incurred as a result of the Change in Control.

The change in control severance agreements with the Named Executive Officers were amended in 2009 to eliminate two provisions that, in the Committee’s view, were no longer consistent with best practices. For more information see “Compensation Discussion and Analysis—Change in Control Severance Agreements” above.

Non-Competition/Non-Solicitation Covenants

Mr. Battafarano’s employment agreement provides that during the term of the agreement and for a one-year period thereafter, he will not own, operate or engage in a business that is in any way similar or identical to the operations or services currently provided by the Company or its affiliates. In addition, each of the Named Executive Officers is subject to a non-solicitation covenant set forth in his employment agreement and/or change in control agreement. These non-solicitation covenants provide that during the term and for a one-year period thereafter, the Named Executive Officer will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with the Named Executive Officer or any other person or entity.

Stock Incentive Plan

Pursuant to the Stock Incentive Plan, upon death, Disability or a Change in Control, any service-based restricted stock and performance-based restricted stock awards outstanding as of such date immediately vest, regardless of any other time or performance-related requirement and all outstanding options immediately become fully vested and exercisable until otherwise terminated, exercised or cancelled.

Long-Term Incentive Plan

Pursuant to the long-term incentive plan, if a participating Named Executive Officer is terminated without Cause, or upon Retirement, such Named Executive Officer will receive the prorated portion of his award for such year, calculated based upon actual achievement of performance goals, payable in three equal installments on or about the first, second and third anniversary of Retirement or termination without Cause. Upon death or Disability, such Named Executive Officer (or his beneficiary) shall be entitled to receive his target award under the long-term incentive plan, payable within thirty days of death or Disability. Also pursuant to the long-term incentive plan, in the event of a Qualified Change in Control, a participating Named Executive Officer will receive, within fifteen days of the Qualified Change in Control, a lump sum payment equal to the maximum award available for such Named Executive Officer for the period in which the Qualified Change in Control occurs, without proration.

Summary of Potential Payments upon Termination or Change in Control

The following tables set forth the dollar amount of payments and benefits that each Named Executive Officer would receive in various circumstances triggering payments under his employment agreement or his change in control severance agreement, as well as the Company’s Stock Incentive Plan and long-term incentive plan as of December 31, 2009. For purposes of the following tables, all disclosures under the “Involuntary Termination,” “Change in Control,” “Death/Disability,” and “Retirement” columns assumes an eligible triggering event, as described above, has occurred as of December 31, 2009.

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Paul J. Diaz
Cash payments	$7,173,390	(1)	$6,013,740	(2)	$1,002,290	(3)	—
Extended coverage under employee benefit plans	24,036	(4)	24,036	(4)	—		—
Equity awards	2,758,020	(5)	2,893,036	(6)	2,893,036	(6)	—
Office space and administrative assistant	210,000	(7)	—		—		—
Long-term incentive plan	1,002,290	(8)	1,002,290	(9)	501,145	(10)	—	(11)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$11,167,736		$9,938,102		$4,396,471		—

Richard A. Lechleiter
Cash payments	$1,345,177	(12)	$2,086,758	(2)	$260,845	(3)	—
Extended coverage under employee benefit plans	11,466	(13)	22,932	(4)	—		—
Equity awards	659,578	(14)	914,942	(6)	914,942	(6)	—
Long-term incentive plan	391,267	(8)	391,267	(9)	195,633	(10)	—	(11)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$2,407,488		$3,420,899		$1,371,420		—

Frank J. Battafarano
Cash payments	$1,809,871	(15)	$3,412,500	(2)	$1,149,038	(16)	—
Extended coverage under employee benefit plans	9,249	(17)	23,784	(4)	—		—
Equity awards	781,276	(18)	998,063	(6)	998,063	(6)	—
Long-term incentive plan	585,000	(8)	585,000	(9)	292,500	(10)	$585,000	(8)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$3,185,396		$5,024,347		$2,439,601		$585,000

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Benjamin A. Breier
Cash payments	$1,176,016	(12)	$1,920,024	(2)	$240,003	(3)	—
Extended coverage under employee benefit plans	11,399	(13)	22,797	(4)	—		—
Equity awards	726,367	(14)	1,006,716	(6)	1,006,716	(6)	—
Long-term incentive plan	360,005	(8)	360,005	(9)	180,002	(10)	—	(11)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$2,273,787		$3,314,542		$1,426,721		—

Lane M. Bowen
Cash payments	$1,315,654	(12)	$2,044,926	(2)	$255,616	(3)	—
Extended coverage under employee benefit plans	8,459	(13)	16,917	(4)	—		—
Equity awards	625,711	(14)	787,574	(6)	787,574	(6)	—
Long-term incentive plan	383,423	(8)	383,423	(9)	191,712	(10)	$383,423	(8)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$2,333,247		$3,237,840		$1,234,902		$383,423

(1)	This amount represents (i) the prorated award earned under the short-term incentive plan in the year of termination, payable on such date as if Mr. Diaz was still employed by the Company, plus (ii) three times the sum of his base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination.

(2)	These amounts represent three times the sum of such Named Executive Officer’s base salary and target award under the short-term incentive plan in the year of termination, payable upon the effective date of termination.

(3)	These amounts represent a prorated portion of such Named Executive Officer’s target award under the short-term incentive plan in the year of death or Disability, payable on the same date as if such Named Executive Officer was still employed by the Company.

(4)	These amounts represent the Company’s cost to provide health, dental, life and long-term disability benefits for a three-year period based upon the Named Executive Officer’s current coverage as of December 31, 2009.

(5)	This amount represents the fair value of three years of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock awards calculated using the December 31, 2009 closing price of the Company’s Common Stock on the NYSE of $18.46.

(6)	These amounts represent the fair value of full vesting for all outstanding stock options, service-based restricted stock and performance-based restricted stock awards calculated using the December 31, 2009 closing price of the Company’s Common Stock on the NYSE of $18.46.

(7)	This amount represents the estimated cost of providing for two years of appropriate office space and an administrative assistant’s salary and benefits based upon the 2009 cost for these items.

(8)	These amounts represent the prorated portion of the actual award such Named Executive Officer would have received under the long-term incentive plan in the year of termination without Cause or Retirement (if applicable), payable on the same dates as if such Named Executive Officer was still employed by the Company. Because the Company has assumed for purposes of this table the eligible triggering event occurred as of December 31, 2009, these amounts represent the actual awards earned by the Named Executive Officers for 2009 under the long-term incentive plan.

(9)	These amounts, payable under the long-term incentive plan following a Change in Control that qualifies as a Qualified Change in Control, represent such Named Executive Officer’s maximum award under the long-term incentive plan in the year of termination and are payable within 15 days of such Qualified Change in Control.

(10)	These amounts represent such Named Executive Officer’s target award under the long-term incentive plan in the year of death or Disability, payable within 30 days of death or Disability.

(11)	Retirement awards are not payable under the long-term incentive plan until age 55. As such, Messrs. Diaz, Lechleiter and Breier would not be eligible to receive a retirement benefit under the long-term incentive plan if they retired as of December 31, 2009.

(12)	These amounts represent (i) the prorated award earned by such Named Executive Officer under the short-term incentive plan in the year of termination, payable on such date as if the Named Executive Officer was still employed by the Company, plus (ii) one and one-half times the sum of his base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of such termination.

(13)	These amounts represent the Company’s cost to provide health, dental, life and long-term disability benefits for an 18 month period based upon the Named Executive Officer’s current coverage as of December 31, 2009.

(14)	These amounts represent the fair value of 18 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock awards calculated using the December 31, 2009 closing price of the Company’s Common Stock on the NYSE of $18.46.

(15)	This amount represents (i) the salary Mr. Battafarano would have earned until his employment agreement expires on February 28, 2011, plus his short-term target bonus multiplied by the number of full years remaining during the term of such employment agreement, payable within 14 days of the date of termination, plus (ii) the prorated portion of the actual short-term incentive plan award Mr. Battafarano earned for 2009 (as set forth in footnote 3 to the Summary Compensation Table), payable on the same date as if Mr. Battafarano remained an employee of the Company.

(16)	This amount represents the prorated portion of the actual award earned by Mr. Battafarano under the Company’s short-term and long-term incentive plans in the year of termination (as set forth in footnote 3 to the Summary Compensation Table). These amounts will be paid on the same dates and in the same manner as if Mr. Battafarano remained an employee of the Company.

(17)	This amount represents the Company’s cost to provide health, dental, life and long-term disability benefits until February 28, 2011, based upon Mr. Battafarano’s current coverage as of December 31, 2009.

(18)	This amount represents the fair value of 14 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock awards calculated using the December 31, 2009 closing price of the Company’s Common Stock on the NYSE of $18.46.

DIRECTOR COMPENSATION TABLE—FISCAL YEAR 2009

During 2009, non-employee directors received (1) $3,000 for each Board meeting attended and $2,000 for each committee meeting attended unless the meeting was held telephonically; (2) $1,000 for each telephonic meeting of the Board or any committee meeting attended; (3) a $12,000 quarterly retainer; and (4) an additional $4,000 quarterly retainer for the Audit Committee Chair and an additional $2,000 quarterly retainer for the other committee chairs. In addition, the lead independent director received an additional quarterly retainer of $2,000.

Pursuant to the Kindred Healthcare, Inc. 2001 Equity Plan for Non-Employee Directors (Amended and Restated) (the “Directors Plan”), on March 20, 2009, the Company issued to each non-employee director (other than Messrs. Garrison and Klein, both of whom were retiring from the Board) 4,300 shares of restricted Common Stock. These shares vest in full on the first anniversary of their grant date. In addition, on March 20, 2009, the Company issued to Mr. Kleisner stock options to purchase 15,000 shares of Common Stock in connection with his appointment to the Board of Directors. These stock options have an exercise price equal to the closing price of the Common Stock on the NYSE on March 20, 2009, vest in four equal annual installments beginning on the first anniversary of their date of grant, and have a ten-year term.

Pursuant to the Directors Plan, the Committee has the authority to grant stock options or restricted shares at its discretion to non-employee directors of the Company. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under the Directors Plan will have an exercise price equal to the fair market value of the Common Stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant and have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The Directors Plan expressly prohibits the Company from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under the Directors Plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure.

In 2008, the Board of Directors approved certain immaterial amendments to the Directors Plan. These amendments permit stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Board of Directors to remain exercisable for the original life of the option. The Board believes these amendments promote effective processes to encourage and facilitate turnover of members of the Board thereby ensuring the continual assessment and review of the Board consistent with good corporate governance.

Also in 2008, the Company adopted Stock Ownership Guidelines for its non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of the Company’s Common Stock valued at three times his or her annual cash retainer. Directors in office as of June 30, 2008 will have four years from such date to attain the requisite level of ownership. Directors elected or appointed after June 30, 2008 will have four years from the date of election or appointment to the Board to attain the requisite level of ownership.

The following table sets forth certain information regarding compensation of all persons who served as a director of the Company at any time during 2009. Ms. Yale is not set forth on the table below as she was appointed to the Board of Directors effective January 1, 2010. On January 4, 2010, the Company issued to Ms. Yale 6,000 shares of restricted Common Stock in connection with her appointment to the Board. These shares vest in three equal annual installments beginning on the first anniversary of the date of grant.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)		Option Awards (1)(3)		All Other Compensation		Total
Edward L. Kuntz (4)	—	$204,544	(5)	—		$1,029,879	(6)	$1,234,423
Paul J. Diaz (7)	—	—		—		—		—
Joel Ackerman	$85,000	$64,758	(8)	—		—		$149,758
Ann C. Berzin	$97,000	$64,758	(8)	—		—		$161,758
Jonathan D. Blum	$90,000	$64,758	(8)	—		—		$154,758
Thomas P. Cooper, M.D.	$105,000	$64,758	(8)	—		—		$169,758
Garry N. Garrison (9)	$35,000	—		—		—		$35,000
Isaac Kaufman	$107,000	$64,758	(8)	—		—		$171,758
John H. Klein (9)	$43,000	—		—		—		$43,000
Frederick J. Kleisner	$78,000	$64,758	(8)	$112,500	(10)	—		$255,258
Eddy J. Rogers, Jr	$99,000	$64,758	(8)	—		—		$163,758

(1)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	As of December 31, 2009, each director held the following number of unvested shares of restricted stock: Mr. Kuntz – 44,326 shares; Mr. Ackerman – 4,300 shares; Ms. Berzin – 4,300 shares; Mr. Blum – 4,300 shares; Dr. Cooper – 4,300 shares; Mr. Kaufman – 4,300 shares; Mr. Kleisner – 4,300 and Mr. Rogers – 4,300 shares.

(3)	As of December 31, 2009, each director held the following number of outstanding stock options: Mr. Kuntz – 204,332; Mr. Ackerman – 15,000; Ms. Berzin – 26,170; Mr. Blum – 15,000; Dr. Cooper – 47,105; Mr. Kaufman – 69,350; Mr. Kleisner – 15,000; and Mr. Rogers – 53,648.

(4)	During 2009, Mr. Kuntz was compensated as an employee of the Company and did not receive any additional compensation for serving as a director of the Company. Additional details about Mr. Kuntz’s compensation arrangement are set forth below.

(5)	This amount represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 10,300 shares of service-based restricted stock granted to Mr. Kuntz on March 20, 2009, as well as the second tranche (3,390 shares) of performance-based restricted stock granted to Mr. Kuntz during 2008. The aggregate grant date fair value for the service-based restricted stock granted to Mr. Kuntz is calculated using the closing price of the Company’s Common Stock on the date of grant. These service-based restricted shares vest in full on the first anniversary of their grant date. With respect to the performance-based restricted stock award granted to Mr. Kuntz in 2008, because performance goals for each tranche are established annually, the aggregate grant date fair value is calculated for purposes of FASB ASC Topic 718 using the closing price of the Company’s Common Stock on the date of grant for the first tranche of the 2008 award, and using the closing price of the Company’s Common Stock on the date performance goals are established for each remaining tranche. During 2009, performance goals were established for the second tranche of the 2008 award of performance-based restricted stock.

(6)	This amount includes additional compensation awarded to Mr. Kuntz during 2009, including base salary, a one-time lump sum payment in connection with his execution of a revised employment agreement, contributions for the benefit of Mr. Kuntz to the Company’s 401(k) Plan, and the taxable value of life insurance premiums paid by the Company, as follows:

Base Salary	Lump Sum Payment	401(k)	Life	Total
$601,257	$422,000	$2,708	$3,914	$1,029,879

(7)	Mr. Diaz is compensated as an executive officer of the Company and did not receive any additional compensation for serving as a director of the Company. See “Summary Compensation Table.”

(8)	The grant date fair value for the restricted stock granted to these directors on March 20, 2009 is $15.06, calculated in accordance with FASB ASC Topic 718 as the closing price of the Company’s Common Stock on the date of grant.

(9)	Messrs. Garrison and Klein resigned from the Board of Directors effective May 20, 2009.

(10)	The grant date fair value for the stock option award granted to Mr. Kleisner on March 20, 2009 is $7.50, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating this award are discussed in Note 14 of the Company’s 2009 Audited Financials.

On March 20, 2009, the Company entered into a new employment agreement with Mr. Kuntz, effective as of May 20, 2009, pursuant to which Mr. Kuntz stepped down as Executive Chairman of the Board of Directors and now serves as Chairman of the Board. As Chairman, Mr. Kuntz will coordinate all matters and committee activities of the Board, act as the principal liaison between the Board and senior management and provide information and guidance to the Board and the Company’s Chief Executive Officer. The new employment agreement replaced and superseded the prior employment agreement between the Company and Mr. Kuntz which terminated effective May 20, 2009. In addition, the new employment agreement provided that the prior change in control severance agreement between the Company and Mr. Kuntz terminated effective May 20, 2009.

Pursuant to his new employment agreement, Mr. Kuntz’s base salary was reduced from $902,025 to $350,000. The Company also paid Mr. Kuntz a one-time lump sum cash payment of $422,000 in connection with his execution of a revised employment agreement. During his service as Chairman, Mr. Kuntz also will participate in certain employee benefit plans of the Company. Mr. Kuntz is not eligible to participate in any cash incentive plan of the Company. During his service as Chairman, Mr. Kuntz will continue to vest in any outstanding equity awards in accordance with their original terms and conditions. In addition, Mr. Kuntz will continue to be eligible to participate in the Company’s equity incentive plan for employees, provided that any equity awards that may be granted to Mr. Kuntz will, to the extent permitted by applicable law and the terms and conditions of the equity incentive plan, be substantially comparable to equity awards granted to the Company’s non-employee directors under the Company’s equity plan for non-employee directors.

Also pursuant to his new employment agreement, all outstanding unvested stock options, service-based restricted stock and performance-based restricted stock awards held by Mr. Kuntz prior to March 20, 2009 immediately vested in full as of February 22, 2010. Mr. Kuntz will have an additional one year following the date his employment with the Company is terminated in which to exercise such stock options; provided that in no event will Mr. Kuntz be entitled to exercise any such option beyond the original expiration date of such option. In addition, on the date Mr. Kuntz’s employment is terminated by reason of death or Disability, regardless of whether or not his service as Chairman has terminated for any reason other than Cause, Mr. Kuntz will be entitled to (1) coverage under certain of the Company’s employee benefit plans for three years, (2) receipt of his computer and office furniture and (3) access to office space and the services of an administrative assistant through the end of 2012. These benefits are consistent with the benefits provided to Mr. Kuntz under the previous employment agreement except that the new agreement removes the cash severance component that was included in Mr. Kuntz’s previous employment agreement. The new employment agreement provides for no other severance payments or benefits if Mr. Kuntz’s employment as Chairman is terminated.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board is composed entirely of independent directors satisfying the requirements of the NYSE listing standards. The Committee is composed of Mr. Eddy J. Rogers, Jr. (Chair), Mr. Jonathan D. Blum, Thomas P. Cooper, M.D. and Ms. Phyllis R. Yale. Ms. Phyllis R. Yale was appointed to the Executive Compensation Committee effective January 1, 2010. The Executive Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and equity-based incentive compensation plans for the executive officers of the Company.

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based upon the foregoing review and discussion with management, the Executive Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

All members of the Executive Compensation Committee of the Company listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

Eddy J. Rogers, Jr., Chair

Jonathan D. Blum

Thomas P. Cooper, M.D.

Phyllis R. Yale

Compensation Committee Interlocks and Insider Participation

Mr. Eddy J. Rogers, Jr. (Chair) and Thomas P. Cooper, M.D. served on the Executive Compensation Committee of the Board of Directors for all of 2009. Mr. Jonathan D. Blum was appointed to the Executive Compensation Committee on February 19, 2009. Ms. Ann C. Berzin, Mr. Isaac Kaufman, Mr. Garry N. Garrison and Mr. John H. Klein served on the Executive Compensation Committee until May 20, 2009. None of the persons who served on the Executive Compensation Committee during the last completed fiscal year are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of four directors. Each member of the Audit Committee is independent and financially literate as defined in the NYSE listing standards. Mr. Isaac Kaufman (Chair), Mr. Joel Ackerman and Ms. Ann C. Berzin served on the Audit Committee for all of 2009. Mr. Eddy J. Rogers, Jr. served on the Audit Committee until May 20, 2009. Mr. Frederick J. Kleisner was appointed to the Audit Committee on March 20, 2009.

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. PricewaterhouseCoopers LLP is responsible for auditing the Company’s financial statements, expressing an opinion on the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Management has represented to PricewaterhouseCoopers LLP and the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee held seven meetings during 2009. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, as amended. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Audit Committee also discussed with the Company’s internal auditors and with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting.

In reliance upon the reviews and discussions referenced above and the report of the independent registered public accounting firm with respect to the audited consolidated financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE

Isaac Kaufman, Chair

Joel Ackerman

Ann C. Berzin

Frederick J. Kleisner

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of December 31, 2009 with respect to (1) equity plans that were approved by the Company’s shareholders, and (2) equity plans that have been subsequently approved by the Company’s shareholders but had not been approved by the Company’s shareholders at the time of certain equity grants.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,272,874	(2)	$18.83	1,699,946	(3)
Equity compensation plans not approved by security holders	176,651	(4)	$13.28	—

Total	3,449,525		$18.55	1,699,946

(1)	The Stock Incentive Plan has been approved by the Company’s shareholders and is included in these totals. The Directors Plan was approved by the Company’s shareholders on May 18, 2004, and certain amendments to the Directors Plan were approved by the shareholders on May 31, 2007.

(2)	Represents 3,113,386 shares of Common Stock underlying outstanding stock options granted pursuant to the Stock Incentive Plan and 159,488 shares of Common Stock underlying stock options granted to non-employee directors pursuant to the Directors Plan after the date on which the Directors Plan was approved by the shareholders.

(3)	Restricted Common Stock and other forms of equity awards may be issued under the Stock Incentive Plan and the Directors Plan.

(4)	This amount includes shares of Common Stock underlying stock options granted to non-employee directors pursuant to the Directors Plan prior to May 18, 2004, the date on which the Directors Plan was approved by the shareholders.

The Company maintains the Directors Plan to promote the Company’s interests and the interests of its shareholders by allowing the Company to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in the Company. The Board of Directors initially adopted the Directors Plan on May 21, 2001. The Board of Directors amended and restated the Directors Plan on March 19, 2004, subject to shareholder approval, which was obtained at the Company’s annual meeting on May 18, 2004. On May 31, 2007, the Company’s shareholders approved additional amendments to the Directors Plan.

Currently, the Directors Plan gives the Executive Compensation Committee the authority to grant stock options or restricted shares at its discretion to non-employee directors of the Company. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under the Directors Plan will have an exercise price equal to the fair market value of the Common Stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant and have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The Directors Plan expressly prohibits the Company from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under the Directors Plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure.

In 2008, the Board of Directors approved certain immaterial amendments to the Directors Plan. These amendments permit stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Board of Directors to remain exercisable for the original life of the option. The Board believes these amendments promote effective processes to encourage and facilitate turnover of members of the Board thereby ensuring the continual assessment and review of the Board consistent with good corporate governance.

PROPOSAL 2.    PROPOSAL TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2010

The firm of PricewaterhouseCoopers LLP has been retained as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2010 fiscal year and to audit the Company’s internal control over financial reporting as of December 31, 2010.

Although the Company’s bylaws do not require that the Company’s shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

Fees Paid to PricewaterhouseCoopers LLP

The following information presents the fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008. The Audit Committee approved all of the services related to the fees set forth below.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for each of the years ended December 31, 2009 and 2008 for the audits of the consolidated financial statements of the Company, audits of the Company’s internal control over financial reporting as of December 31, 2009 and 2008, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for each of the referenced years were $2,786,611 and $2,621,962, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for each of the years ended December 31, 2009 and 2008, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in the audit fees listed above were $94,100 and $59,000, respectively. For 2009, these fees were primarily related to employee benefit plan audits and attestation services for the Company’s investment portfolio. For 2008, these fees were primarily related to employee benefit plan audits.

Tax Fees

There were no fees billed by PricewaterhouseCoopers LLP for each of the years ended December 31, 2009 and 2008 for tax compliance, tax advice or tax planning services.

All Other Fees

PricewaterhouseCoopers LLP billed the Company $1,500 in each of the years ended December 31, 2009 and 2008 for the license of research software used by the Company. Such fees are not otherwise included in the sections captioned “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” set forth above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, evaluating and replacing the independent registered public accounting firm, setting compensation and overseeing the services rendered by the independent registered public accounting firm. The Audit Committee has established a policy requiring pre-approval of all audit engagement fees and terms and all permissible non-audit engagements with the independent registered public accounting firm. Such services may be approved at a meeting of the Audit Committee or the Audit Committee may delegate to one or more of its members the pre-approval of audit engagements and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings. All of the services described in the sections captioned “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee in accordance with this policy.

PROPOSAL 3.    SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the 2010 Annual Meeting only if properly presented by or on behalf of the shareholder proponent.

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 12th Floor, City Hall, 414 East 12th Street, Kansas City, Missouri 64106 (the “Pension System”) has advised the Company that it intends to submit the proposal set forth below for consideration at the Annual Meeting. As of November 23, 2009, Pension System beneficially owned in excess of $2,000 of the Common Stock. Provided below in the section captioned “Supporting Statement Submitted by the Pension System” is the Pension System’s statement in support of its proposal.

RESOLVED, that the stockholders of Kindred Healthcare, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before the Company’s 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement Submitted by the Pension System

Equity-based compensation is an important component of senior executive compensation at the Company. According to the information in the 2009 Proxy Statement, as calendar year 2009 started, our CEO owned 1,109,455 shares of Company stock and had been granted options/stock awards on another 1,045,574 shares of stock that have not yet been exercised or not yet vested.

The Company’s Compensation Committee has established stock ownership guidelines for its named executive officers that range from 2.5 times base salary for the CEO to 1 times base salary for others. However, the Company has no requirement that its executives retain any of their shares following termination of employment.

We believe requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Company long-term success and would better align their interests with those of Company stockholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

We believe the Company’s current policy of the CEO and other named executive officers of owning multiples of their base salaries in stock does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 3

The Board of Directors has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Company or its shareholders. As more fully set forth in the Compensation

Discussion and Analysis section beginning on page 14, the Company’s executive compensation program is designed to award the achievement of short-term and long-term performance goals, establish a reasonable and appropriate relationship between executive pay and long-term performance, and align executive officers’ interests with those of the Company’s shareholders.

The Company’s compensation program encourages an appropriate focus on both short-term and long-term performance. The Company’s executive compensation program incorporates equity-based incentive compensation as well as a long-term cash incentive plan. The equity-based component is designed to incentivize the executive officers to increase the value of the Company’s Common Stock, thereby directly linking a substantial portion of each executive officer’s total direct compensation to stock price appreciation and shareholder value over time. Moreover, the Company’s long-term cash incentive plan has a delayed payment mechanism which provides that amounts earned under the plan will be paid in three equal annual installments on or about each of the first, second and third anniversaries of the end of the relevant performance period. In addition, a significant portion of the incentive targets under the Company’s short-term cash incentive plan focus on achieving measurable quality and customer service goals which promote the long-term success of the Company.

The Company has established appropriate share ownership guidelines for its executive officers. The Company already maintains share ownership guidelines which require its executive officers to own shares of Common Stock equal to a multiple ranging from one to two and a half times such executive officer’s base salary. These guidelines were adopted to further the long-term link between the results achieved for the Company’s shareholders and the compensation provided to the Company’s executive officers. Given the Company’s relatively low number of outstanding shares, the Company has historically awarded equity grants below its peers and as such, the share ownership guidelines are appropriate given the executive officers’ relative holdings of Common Stock. These guidelines continue to apply during the duration of the executive’s employment with the Company.

The Company’s executives cannot hedge their Common Stock. Pursuant to our Code of Conduct, our executives are prohibited from short selling the Common Stock and entering into hedging transactions involving our Common Stock, which limits their ability to spread their economic risk associated with their ownership of the Common Stock.

The Company’s executives have a continuing interest to hold our equity past termination through delayed vesting schedules. Our equity awards typically vest ratably over three to four years. Upon an executive’s termination by the Company without cause, stock options and performance shares continue to vest over a portion of the same vesting period. These delayed vesting provisions render a significant portion of the equity award at risk following termination without cause. See “Potential Payments Upon Termination or Change in Control” above.

The Board of Directors believes that the current executive compensation program, along with the stock ownership guidelines, provide sufficient motivation to our executive officers to promote the long-term success of the Company and appropriately align executive officers’ interests with those of the Company’s shareholders. The Board further believes that a compensation policy that imposes an ownership requirement that extends beyond employment, when the executive is no longer in a position to influence the Company’s direction or future, would not serve the purposes of our compensation program and would unduly interfere in the former employee’s retirement or estate planning. In fact, the implementation of such a policy may place the Company’s executive compensation program at a competitive disadvantage in attracting and retaining talented executives on a going forward basis.

For the reasons outlined above, after appropriate consideration, the Board of Directors unanimously recommends that shareholders vote “AGAINST” this proposal.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The Company must receive any shareholder proposal intended to be presented at the Company’s 2011 Annual Meeting of shareholders by December 8, 2010 in order to be considered for inclusion in the Company’s proxy materials for such meeting.

In connection with the annual meeting of shareholders of the Company to be held in 2011, if the proponent of a shareholder proposal fails to notify the Company of such proposal, in conformity with the requirements of the Company’s bylaws, before 60 days, but no earlier than 90 days before the anniversary of the annual meeting date for the preceding year, then management proxies will be allowed to use their discretionary voting authority on the proposal if raised at the annual meeting even if there is no discussion of the proposal in the proxy statement.

SHAREHOLDER AND OTHER COMMUNICATIONS

The Company welcomes communications to the Board of Directors and/or individual directors including the Company’s lead independent director. Shareholders or other interested parties who wish to communicate with the Board of Directors or an individual director, including the Company’s lead independent director, should send their communications to the Board of Directors or an individual director, care of the Corporate Secretary, at the Company’s principal office. All such communications will be forwarded to the Board of Directors or the individual director as appropriate.

OTHER MATTERS

The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

ADDITIONAL INFORMATION

Copies of the exhibits to the Company’s Annual Report on Form 10-K will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse the Company for reasonable fees related to providing such exhibits.

By Order of the Board of Directors

Paul J. Diaz

President and Chief Executive Officer

KINDRED HEALTHCARE, INC. 680 SOUTH FOURTH STREET LOUISVILLE, KY 40202-2412

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kindred Healthcare, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Kindred Healthcare, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23197–P91273	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KINDRED HEALTHCARE, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	For	Against	Abstain

1a. Edward L. Kuntz	☐	☐	☐

1b. Joel Ackerman	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

1c. Ann C. Berzin	☐	☐	☐	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.	☐	☐	☐

1d. Jonathan D. Blum	☐	☐	☐

1e. Thomas P. Cooper, M.D.	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:

1f. Paul J. Diaz	☐	☐	☐	3.	SHAREHOLDER PROPOSAL TO URGE THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS TO TAKE THOSE ACTIONS DESCRIBED IN “PROPOSAL 3. SHAREHOLDER PROPOSAL” IN THE ACCOMPANYING PROXY STATEMENT.	☐	☐	☐

1g. Isaac Kaufman	☐	☐	☐

1h. Frederick J. Kleisner	☐	☐	☐

1i. Eddy J. Rogers, Jr.	☐	☐	☐

1j. Phyllis R. Yale	☐	☐	☐

Please sign exactly as your name appears. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2010

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 10:00 a.m. (EDT) on Tuesday, May 18, 2010, at Kindred’s principal office at 680 South Fourth Street, Louisville, Kentucky 40202.

IT IS IMPORTANT THAT YOU VOTE THESE SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Proxy Card, Annual Report and Form 10-K are available at www.proxyvote.com.

M23198-P91273

PROXY

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 18, 2010

The undersigned hereby appoints Richard A. Lechleiter, Executive Vice President and Chief Financial Officer, and Richard E. Chapman, Executive Vice President and Chief Administrative and Information Officer, or either of them, with full power of substitution, as the true and lawful attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of shareholders to be held at the Company’s offices, 680 South Fourth Street, Louisville, Kentucky 40202, on Tuesday, May 18, 2010 at 10:00 a.m. (EDT), or at any adjournments thereof, with all the powers the undersigned would possess if then and there personally present, upon the matters described in the notice of annual meeting of shareholders and proxy statement, dated April 1, 2010, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment. The proposals set forth on the reverse hereof are proposed by the Company.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

Telephone: (502) 596-7300

Fax: (502) 596-4858

April 1, 2010

VIA EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:	Kindred Healthcare, Inc.
File No. 001-14057
Definitive Proxy Statement

Ladies and Gentlemen:

On behalf of Kindred Healthcare, Inc. (the “Company”), please be advised that the Company’s Proxy Statement, form of proxy and Annual Meeting notice are currently being transmitted via EDGAR for filing pursuant to Rule 101 of Regulation S-T. Pursuant to Rule 14a-16, a Notice of Internet Availability of Proxy Materials will be mailed, and the Company’s Proxy Statement, form of proxy and Annual Meeting notice will be made available on the Internet, on or about April 5, 2010 to shareholders of record of the Company as of March 23, 2010.

Please contact the undersigned if you have comments or questions regarding this transmission.

Sincerely,

/s/ Joseph L. Landenwich

Joseph L. Landenwich

Senior Vice President of Corporate Legal Affairs

and Corporate Secretary

Enclosures